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Exhibit 10.1

ASSET SALE AGREEMENT

******

SOUTHERN CALIFORNIA EDISON COMPANY

As Seller

AND

PPS HOLDING COMPANY

As Buyer

Dated: February 1, 2002

Section 7.7	Pipe Line Obligations	30
Article 8 BUYER'S CONDITIONS TO CLOSING
Section 8.1	Performance of Agreement	31
Section 8.2	Accuracy of Representations and Warranties	31
Section 8.3	Officers' Certificate	31
Section 8.4	Approvals	31
Section 8.5	No Restraint	31
Section 8.6	Title Insurance	32
Section 8.7	Related Agreement	33
Section 8.8	Casualty; Condemnation	33
Section 8.9	Opinion of Counsel	33
Section 8.10	Receipt of Other Documents	33
Section 8.11	Limitation on Adjustments	34
Section 8.12	Lien	34
Article 9 SELLER'S CONDITIONS TO CLOSING
Section 9.1	Performance of Agreement	34
Section 9.2	Accuracy of Representations and Warranties	34
Section 9.3	Officers' Certificate	34
Section 9.4	Approvals	34
Section 9.5	No Restraint	35
Section 9.6	Related Agreement	35
Section 9.7	Opinion of Counsel	35
Section 9.8	Receipt of Other Documents	35
Section 9.9	Limitation on Adjustments	35
Section 9.10	Designation as Public Utility; Continued Operation	36
Section 9.11	Lien	46
Article 10 CLOSING
Section 10.1	Closing	36
Section 10.2	Escrow	37
Section 10.3	Prorations	37

LIST OF SCHEDULES

1.1(h)	Persons with Knowledge
2.1(a)	Owned Real Property
2.1(b)	Real Property Leases
2.1(c)	Easements
2.1(d)	Pipeline Rights
2.1(e)	Equipment
2.1(g)	Assigned Contracts
2.1(h)	Licenses
2.1(k)	Prepayments
2.1(l)	Air Pollution Credits
2.1(n)	Miscellaneous Assets
2.2(a)	EPTC Facilities and Equipment
2.2(b)	Transmission Assets
2.2(c)	Communications Equipment and Facilities
2.2(j)	Excluded Real Property
2.2(q)	Other Excluded Assets
2.3(a)	Guaranties
2.3(g)	Miscellaneous Assumed Liabilities
2.4(n)	Excluded Liabilities
2.6(b)	Allocation Schedule
2.6(c)(i)	Scheduled Capital Expenditures
2.6(c)(ii)(A)	Inventory Control Data Report
2.6(c)(ii)(B)	Displacement Oil Inventory Report
3.4(a)	Seller's Private Party Consents
3.4(b)	Seller's Government Consents
3.5	Excluded Permits
3.6	Compliance with Law
3.7	Environmental Matters
3.8	Permitted Encumbrances
3.10	Contracts
3.11	Seller Litigation
3.12(a)	Selected Historical Operating Data—Operation in the Usual and Ordinary Course

3.12(b)	Selected Historical Operating Data—Damage
3.12(c)	Selected Historical Operating Data—Dispositions
3.12(d)	Selected Historical Operating Data—Liens
3.12(e)	Selected Historical Operating Data—Insurance
3.13	Seller's Brokers
4.4(a)	Buyer's Private Party Consents
4.4(b)	Buyer's Government Consents
4.5	Buyer's Litigation
4.6	Buyer's Brokers
6.3	Exceptions to Conduct
8.6(b)	Disapproved Title Exceptions
8.9	Legal Opinion of Seller's Counsel
9.7	Legal Opinion of Buyer's Counsel
10.1(b)(iii)	Buyer's Broker's Fees

ASSET SALE AGREEMENT

        This ASSET SALE AGREEMENT (the "Agreement") is made and entered into as of the 1st day of February, 2002 by and among SOUTHERN CALIFORNIA EDISON COMPANY, a California corporation ("Seller"), and PPS HOLDING COMPANY, a Delaware corporation ("Buyer"), with reference to the following facts:

        A.    Seller is a public utility that owns fuel oil pipeline facilities and other related assets used in its fuel oil pipeline business (the "FOP Facilities") which are, in part, operated as a fuel oil pipeline business in Los Angeles and San Bernardino counties (the "FOP Business") by a division of the Seller commonly known as the Edison Pipeline and Terminal Company ("EPTC").

        B.    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such FOP Facilities upon the terms and subject to the conditions of this Agreement (the "Transactions").

        NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

        Section 1.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

          (a)   "Affiliate" of a specified Person shall mean any corporation, partnership, sole proprietorship or other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          (b)   "Auction" means the procedures employed by Seller through which the FOP Facilities were offered for sale to competing bidders.

          (c)   "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of California are not required to be open.

          (d)   "Environmental Law" shall mean, all federal, state, local and foreign civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, as the same may be amended or adopted, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials (including without limitation, Releases to ambient air, surface water, ground water, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Materials, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any similar laws of the State of California or of any other Governmental Body having jurisdiction over the sites on which FOP Facilities are located or otherwise applicable to the FOP Facilities; and regulations implementing the foregoing.

          (e)   "FOP Decommissioning Costs" means any decontamination or remediation of any portion of a site included in the Assets which is not required to be undertaken under any Environmental Law (including as a result of action by a Governmental Body in connection with the administration of any Environmental Law), until (i) the dismantling or demolition of all or any material portion of the FOP Facilities on such site, including all or any material portion of the substructure or foundation of any FOP Facility, in a fashion that disturbs or exposes the soil or groundwater beneath such site, and/or (ii) the restoration of the real property on which any FOP Facility or such material portion thereof is located to unrestricted use or to a use not associated with the generation of electrical power.

          (f)    "Governmental Body" means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal; but does not include the Buyer, any Buyer Subsidiary, or any of their respective successors in interest or any owner or operator of the Assets (if otherwise a Governmental Body).

          (g)   "Hazardous Materials" means any chemicals, materials, substances, or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are listed as hazardous, toxic or dangerous under Environmental Law, including without limitation, petroleum products, asbestos, urea formaldehyde foam insulation, and lead-containing paints or coatings.

          (h)   "Knowledge" of a party shall mean the extent of the actual knowledge of any Person who serves as of the date of this Agreement or as of the Closing as a duly elected officer of such party and, with respect to Seller's knowledge about the FOP Facilities and the assets and liabilities related thereto, shall also include the extent of the actual knowledge of the Persons, if any, listed on Schedule 1.1(h) as well as the Persons who, as of the date of this Agreement or as of the Closing, serve as the general manager of the FOP Facilities, without any implication of verification or investigation concerning such knowledge.

          (i)    "Laws" shall mean all statutes, rules, regulations, ordinances, orders, and codes of federal, state, local and foreign governmental and regulatory authorities.

          (j)    "Licenses" shall mean registrations, licenses, permits, authorizations and other consents or approvals of Governmental Bodies other than Pipeline Rights.

          (k)   "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

          (l)    "Release" means any release, spill, emission, leaking, pumping, emptying, dumping, injection, abandonment, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials (including, without limitation, the abandonment or discarding of Hazardous Materials in barrels, drums, or other containers) into or within the environment, including, without limitation, the migration of Hazardous Materials into, under, on, through, or in the air, soil, subsurface strata, surface water, groundwater, drinking water supply, any sediments associated with any water bodies, or any other environmental medium, regardless of where such migration originates.

          (m)  "Remediation Measures" means action of any kind to address a Release or the presence of Hazardous Materials at, on, in, upon, over, across, under and within the real property included in the Assets or at any off-site location related to the FOP Facilities, including any (i) investigation, monitoring, clean-up, containment, remediation, mitigation, removal, disposal or treatment including without limitation the preparation and implementation of any work plans and the obtaining of authorizations, approvals and permits from Governmental Bodies with respect thereto, and (ii) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Body with respect to such Release or presence of Hazardous Substances.

          (n)   "Taxes" shall mean (i) all federal, state, county and local sales, use, property, recordation and transfer taxes, and (ii) any interest, penalties and additions to tax attributable to any of the foregoing, but shall not include income and other taxes described in Section 2.4(b).

        Section 1.2 Index of Other Defined Terms. In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the Sections indicated below:

Defined Term	Section
AAA	13.9(a)
ADA	2.3(c)
Adjustment Sections	2.9
Agreement	Preamble
Allocation Schedule	2.6(b)
Approvals	8.4
Assets	2.1
Assigned Contracts	2.1(g)
Assumed Contracts	2.3(a)
Assumed Liabilities	2.3
Buyer	Preamble
Buyer Subsidiary	2.12
Capital Expenditures	2.6(c)(i)
Charter Documents	3.3
Claim Notice	12.6
Closing	10.1
Closing Date	10.1
CPUC	3.4(b)
Deductible Amount	12.3(b)(i)(B)
Displacement Oil Inventory Report	2.6(c)(ii)
Easements	2.1(c)
EPTC	Recitals
Equipment	2.1(e)
Escrow Agent	10.2
Excluded Assets	2.2
Excluded Liabilities	2.4
Facilities Services Agreement	2.5
FND	9.10
FOP Business	Recitals
FOP Facilities	Recitals
GAAP	2.6(c)(i)
HSR Act	3.3
Indemnitee	12.5
Indemnitor	12.5(a)
Intercompany Transactions	2.2(m)(i)
Inventory Control Data Report	2.6(c)(ii)
Leased Real Property	2.1(b)
Losses	12.3(a)
Material Adverse Effect	3.3
Original Closing Date	2.9
Owned Real Property	2.1(a)

Panel	2.9
Pipeline Corridors	2.1(d)
Pipeline Rights	2.1(d)
Permitted Encumbrances	3.8
Prepayments	2.1(k)
Purchase Price	2.6(a)
Real Property Leases	2.1(b)
Receivables	2.2(k)
Related Agreement	2.5
Rules	13.9(a)
Seller	Preamble
Supplies	2.1(f)
Termination Date	11.1(d)
Third Party Claims	12.5(a)
Title Insurer	8.6
Title Policies	8.6
Transactions	Recitals

        Section 1.3 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The terms "includes" or "including" shall mean "including without limitation." References to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

ARTICLE 2
BASIC TRANSACTIONS

        Section 2.1 Purchased Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing Buyer shall, or shall cause the applicable Buyer Subsidiary to, purchase, and Seller shall sell, convey, assign, transfer and deliver to Buyer, or the applicable Buyer Subsidiary, the following assets that (except to the extent otherwise noted) are used in and necessary for the conduct of the operations of the FOP Business (the "Assets"), but excluding all Excluded Assets (as defined in Section 2.2):

          (a)   All of Seller's right, title and interest in and to the real property owned in fee (the "Owned Real Property") that is identified in Schedule 2.1(a) on which FOP Facilities are located, together with all buildings, fixtures and improvements located thereon (including all construction work-in-progress).

          (b)   All of Seller's right, title and interest, as lessee or sublessee, in and to the leasehold estates and the related lease or sublease agreements (the "Real Property Leases") respecting land, buildings, fixtures and real property improvements (whether owned or leased) (the "Leased Real Property") identified in Schedule 2.1(b), if any, together with all construction work-in-progress in respect of same.

          (c)   All of Seller's rights, privileges and easements appurtenant to its ownership of the Owned Real Property or its lease of the Leased Real Property as well as the right, by way of license, easement or the like, to locate certain identified Equipment to be sold hereunder, on other real property all as shown or described more specifically on Schedule 2.1(a), Schedule 2.1(b) or Schedule 2.1(c) (the "Easements").

          (d)   All of Seller's right, title and interest in and to the agreements, deeds, leases, easements, franchises, licenses, permits and other documents listed on Schedule 2.1(d), including without limitation the real property described therein (collectively, the "Pipeline Rights"), pursuant to which Seller has the right to construct, use, operate, maintain, repair and replace the pipelines, valve boxes, pumps, fittings and other machinery and equipment comprising a portion of the Equipment in, over, under and on the real property described in the documents comprising the Pipeline Rights (the "Pipeline Corridors"); provided that "Pipeline Rights" shall not include the Owned Real Property, Leased Real Property, Real Property Leases or Easements.

          (e)   All of Seller's right, title and interest in and to fixed or mobile machinery and equipment, as well as similar items of tangible personal property, including, without limitation, vehicle refueling tanks, pumps, pipelines, valve boxes, heating and pumping stations, fittings, trucks, tractors, trailers and other vehicles, tools, furniture and revenue metering equipment (collectively "Equipment") that (i) are not by their nature consumed in the ordinary course of business such that they constitute "Supplies" (as defined below), (ii) are used, owned or leased by Seller as of the Closing Date, (iii) are used exclusively in and necessary for the conduct of the operations of the FOP Facilities and not in the course of the operation of any other business of Seller, and (iv) in the ordinary course of Seller's business either (A) are permanently located at any FOP Facility or otherwise on the Owned Real Property or Leased Real Property, on an Easement or within a Pipeline Corridor for use primarily with the ownership or operation of the FOP Facilities (including Assets temporarily off-site for repair or other purposes), or (B) have historically been part of Seller's centralized or regional maintenance operations for the FOP Facilities, and have been allocated by Seller to the FOP Facilities for purposes of their divestiture. All such items of Equipment (other than furnishings or office equipment) having a net book value of $50,000 or more as of the close of the most recent fiscal quarter ended at least one month prior to the date of this Agreement are identified on Schedule 2.1(e).

          (f)    All of Seller's right, title and interest in and to inventories of spare parts intended to be consumed in the ordinary course of business, maintenance, shop and office supplies, and other similar items of tangible personal property on hand at any of the FOP Facilities as of the Closing and intended to be consumed in the ordinary course of business, as well as fuel supplies, if any, on hand and stored at any FOP Facility as of the Closing ("Supplies").

          (g)   All of Seller's right, title and interest in and to all written contracts and agreements specifically and exclusively relating to the FOP Facilities to which Seller is a party at the Closing (the "Assigned Contracts"), including, without limitation, the agreements identified on Schedule 2.1(g), which contains a list of the agreements (i) pursuant to which Seller paid or received $10,000 or more during its last fiscal year or expects to pay or receive $10,000 or more during its current fiscal year or expects to pay or receive an aggregate of $100,000, and (ii) that have a binding remaining term of at least one year which cannot be canceled by Seller without penalty on written notice of 90 days or less. The Assigned Contracts shall also include, without limitation, construction contracts relating to construction work-in-progress at the FOP Facilities; equipment leases (whether operating or capital leases) and installment purchase contracts; contracts or arrangements binding on the FOP Business which restrict the nature of the business activities in which the FOP Business may engage; leases as lessor or sublessor; and oral contracts if, but only if, the same are identified on Schedule 2.1(g). Notwithstanding the foregoing, neither the term "Assigned Contracts" nor Schedule 2.1(g) shall include any of the Pipeline Rights.

          (h)   All of Seller's right, title and interest in and to all of the Licenses in favor of Seller as of Closing that relate to or are necessary for or used in connection with the operation of the Assets as heretofore operated by Seller, all of such Licenses being included on Schedule 2.1(h), except for and to the extent that such Licenses relate to Excluded Assets; provided that such Licenses shall be included within the Assets only to the extent they relate exclusively to the Assets and are lawfully transferable to Buyer.

          (i)    All of Seller's right, title and interest in and to all of the books, records, plans, drawings, instruction manuals and similar items located at the FOP Facilities and which relate exclusively to the FOP Business and the Assets, and other procedural manuals of Seller related primarily to the operation of the Assets, subject to the rights of Seller to make copies of and make non-exclusive use of the same and except to the extent such materials are subject to confidentiality or non-disclosure agreements in favor of third parties whose consent to transfer is not obtained.

          (j)    All of Seller's right, title and interest, if any, in and to unexpired warranties as of the Closing that are transferable to Buyer, or the applicable Buyer Subsidiary which Seller has received from third parties which relate specifically to the Assets, including, without limitation, warranties set forth in any equipment purchase agreement, construction agreement, lease agreement, consulting agreement or agreement for architectural or engineering services, it being understood that nothing in this paragraph shall be construed as a representation by Seller that any such unexpired warranty remains enforceable.

          (k)   All of Seller's right, title and interest in and to advance payments, prepayments, prepaid expenses, deposits and the like (i) made by Seller on its behalf in the ordinary course of business specifically with respect to the Assets prior to the Closing, (ii) which exist as of such Closing, and (iii) with respect to which Buyer will receive the benefit after the Closing (collectively, "Prepayments"), which Prepayments are listed by category and approximate amount in Schedule 2.1(k) as of the close of the most recent fiscal quarter ended at least one month prior to the date of this Agreement.

          (l)    All of Seller's right, title and interest in and to those air pollution control credits related to the FOP Facilities which are identified on Schedule 2.1(l) as included in the Assets.

          (m)  All of Seller's right, title and interest in and to the right to receive mail and other communications addressed to Seller or any of its Affiliates insofar as such mail or other communication relates exclusively to the ownership or operation of the Assets or to the Assumed Liabilities after the Closing.

          (n)   All of Seller's right, title and interest in and to those miscellaneous and sundry assets identified by category on Schedule 2.1(n), if any, which assets are ancillary to the ownership and operation of the Assets and the FOP Business and customarily utilized in connection therewith but not otherwise enumerated above.

        Section 2.2 Excluded Assets. The Assets shall not include any of the assets, properties, rights, Licenses, or contracts of Seller not specifically enumerated in Section 2.1 above or which are set forth in this Section 2.2, all such other assets, properties, rights, Licenses, and contracts collectively constituting "Excluded Assets," including, without limitation, the following specifically enumerated Excluded Assets:

          (a)   Subject to the further provisions of Section 2.11 below and to the further provisions of the Facilities Services Agreement, the real and personal property underlying, comprising or constituting a part of any of the station fuel oil storage tanks and associated pumps, pipelines, facilities and equipment utilized primarily in connection therewith, in each case as shown and/or noted or described on Schedule 2.2(a).

          (b)   Subject to the further provisions of Section 2.11 below and to the further provisions of the Facilities Services Agreement, the real and personal property underlying, comprising or constituting a part of any of the transmission and distribution equipment and switchyard facilities located at or adjacent to a gas plant or an FOP Facility or within a Pipeline Corridor and used primarily in connection with the transmission (including transmission services) and distribution of electrical power (whether or not regarded as a "transmission" asset for regulatory purposes), as shown and/or noted or described on Schedule 2.1(a), Schedule 2.1(b), Schedule 2.1(c), Schedule 2.1(d), Schedule 2.1(e), Schedule 2.2(a) or Schedule 2.2(b) .

          (c)   Subject to the further provisions of Section 2.11 below and to the further provisions of the Facilities Services Agreement, the fixtures, equipment and other personal property located at the FOP Facilities comprising or constituting a part of the proprietary or specialized communications systems used by Seller to communicate between and among its facilities (including, without limitation, the system known as "SCEnet") and/or to transmit voltage and other control data and information utilized in Seller's transmission and distribution systems, including any portion of such assets or system leased or licensed to third parties, together with the right, by way of license, easement or otherwise to retain such property on the real property being transferred to the Buyer as part of the Assets, all as shown and/or noted or described on Schedule 2.1(a), Schedule 2.1(b) , Schedule 2.1(c), Schedule 2.1(d), Schedule 2.1(e) or Schedule 2.2(c).

          (d)   Claims, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights in favor of Seller of any kind relating to or arising out of the period prior to Closing, including, but not limited to, any refund related to real estate taxes paid prior to the Closing, whether such refund is received as a payment or as a credit against future real estate taxes.

          (e)   Subject to the provisions of Section 2.7, all privileged or proprietary materials, documents, information, media, methods and processes owned by or licensed to Seller and any and all rights to use same, including, without limitation, intangible assets of an intellectual property nature such as trademarks, service marks and trade names (whether or not registered), computer software that is proprietary to Seller, or the use of which under the pertinent license therefor is limited to operation by Seller or its Affiliates or on equipment owned by Seller or its Affiliates, all promotional or marketing materials (including all marketing computer software), and any and all trade names, including the names "EPTC," the "Edison Pipeline and Terminal Company," SCE, and Southern California Edison Company under which Seller or the FOP Facilities prior to Closing have done business or offered services, and all abbreviations and variations thereof.

          (f)    Any and all personnel and employment records of or related to the operation of the FOP Facilities or otherwise related to Seller's personnel, whether or not maintained at or by the FOP Facilities.

          (g)   The rights of Seller under any insurance policy, except to the extent such policy insures for occurrences that are included in the Assumed Liabilities (it being understood, however, that Seller will have no obligation to take any action under any such policy to seek any recovery except at the reasonable request, and at the sole expense, of Buyer or to continue any such policies in force except to the extent expressly set forth herein).

          (h)   Seller's rights to receive mail and other communications relating to any of the Excluded Assets or Excluded Liabilities; all of which mail and other communications shall be promptly forwarded by Buyer to Seller.

          (i)    Subject to the provisions of Section 2.7, any and all rights respecting computer and data processing hardware or firmware that is proprietary to Seller and any computer and data processing hardware or firmware, whether or not located at the FOP Facilities, that is part of a computer system the central processing unit of which is not located at any of the FOP Facilities.

          (j)    Seller's right, title and interest in and to certain additional real property, other than as identified on Schedules 2.1(a), 2.1(b), 2.1(c), 2.1(d) or 2.1(n), that is adjacent to the FOP Facilities, together with all buildings, fixtures, and improvements located thereon (including all construction work-in-progress), and all rights, privileges, permits and easements appurtenant thereto, including without limitation, but for purposes of clarification only, the real property identified on Schedule 2.2(j).

          (k)   All of Seller's right, title and interest as of the Closing in and to all accounts receivable and all notes, bonds, and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in connection with the operation of the FOP Facilities and the FOP Business prior to Closing and the security arrangements, if any, related thereto, including any rights with respect to any third-party collection procedures or any other actions or proceedings which have been commenced in connection therewith (collectively, "Receivables").

          (l)    Except for the Prepayments, Supplies and items of petty cash that may be on hand at the FOP Facilities as of the time of Closing, all assets constituting working capital, whether cash, cash equivalents, securities, rights to payment, rights to refunds and other current assets and similar rights.

          (m)  Any and all of Seller's rights arising under:

            (i)    Any contract respecting an intercompany transaction between Seller, on the one hand, and Seller's Affiliate, on the other hand, whether or not such transaction relates to the provision of goods and services, tax sharing arrangements, payment arrangements, intercompany charges or balances, or the like ("Intercompany Transactions");

            (ii)   Employment contracts, if any; and

            (iii)  Collective bargaining agreements (it being understood, however, that nothing herein is intended to affect Buyer's obligations, if any, under the National Labor Relations Act).

          (n)   Any and all data and information pertaining to customers of Seller or its Affiliates, whether or not located at the FOP Facilities.

          (o)   Rights of Seller arising under this Agreement or any instrument or document executed and delivered pursuant to the terms hereof.

          (p)   Assets and properties of Seller or its Affiliates that are not used in the ownership or operation of the Assets.

          (q)   Miscellaneous and sundry assets, if any, identified by category on Schedule 2.2(q), which assets may have been utilized by Seller in the ownership and operation of the FOP Business but which are not intended to be included in the Assets and which are not otherwise enumerated above.

Seller may remove at any time or from time to time, up to ninety (90) days following the Closing, any and all of the Excluded Assets from the FOP Facilities (at Seller's expense, but without charge by Buyer for storage), provided that Seller shall do so in a manner that does not unduly or unnecessarily disrupt Buyer's normal business activities at the FOP Facilities, and provided further that Excluded Assets may be retained at the FOP Facilities pursuant to easements, licenses or similar arrangements retained by Seller and described above or otherwise in the Schedules to this Agreement.

        Section 2.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, Buyer shall, and may also cause a pertinent Buyer Subsidiary or Buyer Subsidiaries to, jointly and severally with Buyer, assume and pay, discharge and perform as and when due, only the following obligations and liabilities of Seller (the "Assumed Liabilities"):

          (a)   All liabilities and obligations which pertain to or arise during the period following the Closing Date and which arise under any written contract, License, agreement, arrangement, understanding or undertaking included in the Assets, including the Real Property Leases, the Pipeline Rights and the Assigned Contracts, and any other obligation or liability of Seller or any Affiliate of Seller (including those related to letters of credit and performance bonds) which is in the nature of a guaranty of the foregoing to the extent the same are enumerated in Schedule 2.3(a) (together, the "Assumed Contracts").

          (b)   All liabilities and obligations of Seller under open purchase orders pertaining to any of the FOP Facilities included in the Assets that were entered into by Seller in the ordinary course of business with respect to operation of any FOP Facility on or prior to the Closing and which provide for the delivery of goods or services subsequent to the Closing Date, except to the extent such purchase orders are listed as Excluded Assets on Schedule 2.2(q).

          (c)   Without limiting the representations and warranties contained in Article 3 or Buyer's rights under Article 12 for a breach thereof, any and all liabilities and obligations respecting any changes or improvements needed to the FOP Facilities, if any, for them to be in material compliance with respect to safety, building, fire, land use, access (including, without limitation, the Americans With Disabilities Act ("ADA")) or similar Laws respecting the physical condition of the FOP Facilities.

          (d)   Without limiting Seller's representations and warranties contained in Article 3 or Buyer's rights under Article 12 for a breach thereof and except for the Excluded Liabilities set forth in Section 2.4(k), any liability, obligation or responsibility under or related to Laws, Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (i) any violation or alleged violation of Environmental Laws or other Laws, whether prior to, on or after the Closing Date, with respect to the ownership or operation of any of the Assets; (ii) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) caused (or allegedly caused) by the presence or Release of Hazardous Materials at, on, in, under, adjacent to or migrating from the Assets prior to, on or after the Closing Date, including but not limited to Hazardous Materials contained in building materials at or adjacent to the Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near the Assets; and (iii) Remediation Measures (whether or not such Remediation Measures commenced before the Closing Date or commence on or after the Closing Date) in respect of Hazardous Materials that are present or have been Released prior to, on or after the Closing Date at, on, in, under, adjacent to or migrating from, the Assets or in the soil, surface water, sediments, groundwater, landfill cells, ash deposits or in other environmental media at or adjacent to the Assets.

          (e)   Without limiting the representations and warranties contained in Article 3 or Buyer's rights under Article 12 for a breach thereof, and except for the Excluded Liabilities specifically listed in Sections 2.4(e) and 2.4(i), any and all liabilities, claims and expenses not otherwise enumerated above which in any way arise out of or are related to or associated with the ownership, possession, use or operation of the Assets or any business conducted therewith or therefrom before or after the Closing, including, but not limited to, any and all liabilities, claims and expenses associated with the decommissioning, dismantling or demolition of any portion of the Assets, including any FOP Decommissioning Costs.

          (f)    All liabilities and obligations associated with the Assets in respect of Taxes for which Buyer is liable pursuant to Section 5.3 or Section 10.3, and any Tax that may be imposed on the ownership, sale, operation or use of the Assets after Closing.

          (g)   Such miscellaneous and sundry liabilities, identified by category on Schedule 2.3(g), if any, which liabilities are ancillary to the ownership and operation of the Assets and the FOP Business but are not otherwise enumerated above. For purposes of clarification, Buyer will not assume any liabilities associated with the litigation disclosed in the SEC filings referenced at Item 2 of Schedule 3.11.

        Section 2.4 Excluded Liabilities. The parties agree that liabilities and obligations of Seller not described in Section 2.3 as Assumed Liabilities are not part of the Assumed Liabilities, and Buyer shall not assume or become obligated with respect to any other obligation or liability of Seller or any Affiliate of Seller (collectively, "Excluded Liabilities"), including, without limitation, the liabilities and obligations described in this Section, all of which shall remain the sole responsibility of, and be discharged and performed as and when due by, Seller. In particular, Buyer shall not assume and shall have no liability or obligation with respect to any of the following liabilities or obligations of Seller as the same may exist at the Closing:

          (a)   Liabilities associated with or arising from the Excluded Assets and the ownership, operation and conduct of any business by the Seller or its successors in interest in connection therewith or therefrom, and liabilities associated with or arising from Seller's obligations under the Related Agreement.

          (b)   Subject to Section 5.3 respecting certain expenses incurred in connection with the Transactions, any of Seller's or its Affiliates' liabilities or obligations (including, without limitation, any liabilities or obligations under any tax sharing agreements) with respect to franchise taxes and with respect to foreign, federal, state or local taxes imposed upon or measured, in whole or in part, by the income for any period of Seller or any member of a combined or consolidated group of companies of which Seller is, or was at any time, a part, or with respect to interest, penalties or additions to any of such taxes, and any income, franchise, tax recapture, transfer tax, sales tax or use tax that may arise upon consummation of the Transactions contemplated by this Agreement and be due or payable by Seller, it being understood that Buyer shall not be deemed to be Seller's transferee with respect to any such tax liability.

          (c)   Liabilities or obligations of Seller or its Affiliates which pertain to or arise from the delivery of goods and services prior to the Closing Date pursuant to any of the Assumed Contracts or arise from the breach by Seller prior to the Closing Date of any term, covenant, or provision of any of the Assumed Contracts and any and all accounts payable of Seller and its Affiliates other than as set forth in Section 2.3(b).

          (d)   Liabilities or obligations of Seller under any Assigned Contract which would be included in the Assets but for the provisions of Section 2.8, unless Buyer is provided with the benefits thereunder as contemplated by such Section.

          (e)   Liabilities to third parties for personal injury or tort, or similar causes of action, arising solely out of the ownership or operation of the Assets prior to the Closing, other than liabilities or obligations assumed by Buyer pursuant to Section 2.3(c) or liabilities or obligations related to environmental matters or Hazardous Materials assumed by Buyer pursuant to Section 2.3(d).

          (f)    Subject to Section 2.8, liabilities of Seller incurred in connection with Seller's obtaining any consent, authorization or approval necessary for it to sell, convey, assign, transfer or deliver the Assets to Buyer hereunder.

          (g)   Any liability of Seller representing indebtedness for money borrowed or the deferred portion of the purchase price for any tangible Assets (and any refinancing thereof). With respect to any such indebtedness or obligation not so assumed by Buyer that constitutes a lien or encumbrance upon any Asset, Seller agrees that on or prior to the Closing it will either pay or discharge such indebtedness or obligation in full or otherwise cause such lien or encumbrance to be removed from the Asset, so that such Asset is sold, conveyed, assigned, transferred and delivered to Buyer at the Closing free and clear of such lien or encumbrance.

          (h)   Amounts due from Seller arising from Intercompany Transactions.

          (i)    Except for fines, penalties, costs, liabilities or obligations assumed by Buyer under Section 2.3(c) or as related to environmental matters or Hazardous Materials assumed by Buyer under Section 2.3(d), any fines, penalties or costs imposed by a Governmental Body resulting from (i) an investigation, proceeding, request for information or inspection before or by a Governmental Body pending or, to Seller's Knowledge, threatened prior to the Closing but only regarding acts which occurred prior to the Closing, or (ii) illegal acts of Seller occurring prior to the Closing.

          (j)    Any liability, obligation or responsibility under or related to Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with the offsite transport prior to the Closing of Hazardous Materials from the real property included in the Assets, or the treatment, storage or disposal of Hazardous Materials at any site other than the real property included in the Assets, provided that for purposes of this Section, if Hazardous Materials that are Released, disposed of, treated or stored at or on the real estate which is included in the Assets migrate to another location, then such location shall be deemed to be a site included in the real property that is included in the Assets.

          (k)   Any liability, obligation or responsibility under or related to Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising from acts, omissions, conduct or circumstances undertaken or existing prior to October 26, 1994.

          (l)    Any liability or obligation to any purchaser of the gas-fired generating plants previously owned by the Seller pursuant to the Asset Sale Agreements entered into between Seller and the purchasers of certain gas plants, all as identified on Exhibit B hereto.

          (m)  Any liabilities to employees of Seller for pre-Closing activities, or arising under any collective bargaining agreement, or pension, benefit or welfare plan of Seller (it being understood, however, that nothing herein is intended to affect Buyer's obligations, if any, under the National Labor Relations Act).

          (n)   Liabilities which would be Assumed Liabilities but for other express provisions of this Agreement providing for their retention by Seller and such other liabilities and obligations, if any, which would otherwise be Assumed Liabilities but which are identified on Schedule 2.4(n).

        Section 2.5 Related Agreement. At the Closing, the parties (including any pertinent Buyer Subsidiaries) will enter into the Facilities Service Agreement in the form attached hereto as Exhibit A with respect to the FOP Facilities (the "Facilities Services Agreement" or the "Related Agreement"), pursuant to which (i) Buyer and Seller will provide specified services with respect to the operation and maintenance of certain shared facilities; and (ii) Buyer will additionally provide certain facilities services with respect to assets retained by Seller.

        Section 2.6 Purchase Price.

          (a)   Consideration. The purchase price shall be One Hundred Fifty-Eight Million Two Hundred Thousand Dollars (U.S.$158,200,000), subject to such adjustments, if any, as may occur pursuant to this Section 2.6 and pursuant to Sections 2.8, 2.9, 8.5, 8.6, and 8.8 or other provisions of this Agreement (the "Purchase Price"). Buyer shall, or shall cause one or more Buyer Subsidiaries to, pay to Seller the Purchase Price in cash at the Closing by wire transfer of immediately available funds in U.S. dollars to an account specified in writing by Seller to Buyer not later than the second Business Day prior to the Closing Date.

          (b)   Purchase Price Allocation. No later than ten (10) Business Days prior to the Closing, Buyer and Seller shall mutually agree to allocate the Purchase Price among the Assets in accordance with a schedule (the "Allocation Schedule") to be attached to this Agreement as Schedule 2.6(b). Seller and Buyer shall allocate the Purchase Price in accordance with the Allocation Schedule and shall be bound by such allocations for all purposes, shall account for and report the purchases and sales contemplated hereby for all purposes (including, without limitation, financial, accounting, and federal and state tax purposes) in accordance with such allocations, and shall not take any position (whether in financial statements, tax returns, or tax audits, or otherwise), which is inconsistent with such allocations without the prior written consent of the other party, except to the extent, if any, required by applicable Law or generally accepted accounting principles. In the event that the Buyer and Seller do not agree on an allocation of the Purchase Price pursuant to this Section, then the Purchase Price shall be allocated among the Assets in proportion to Seller's net book value therefor.

          (c)   Certain Post-Closing Adjustments. The Purchase Price shall be subject to the following post-Closing adjustments, but only if such adjustments, in the aggregate, will result in a change in the Purchase Price of $25,000 or more:

            (i)    The Purchase Price shall be increased by the amount expended by Seller between the date hereof and the Closing Date for capital additions to or replacements of property, plant and equipment included in the Assets and other expenditures or repairs on property, plant and equipment included in the Assets that either would be capitalized by Seller in accordance with its normal capitalization policies or that could be capitalized by Seller in accordance with generally accepted accounting principles ("GAAP") (together "Capital Expenditures"), which Capital Expenditures either appear on Schedule 2.6(c)(i) or, subject to the provisions of Section 6.3(f), are otherwise deemed reasonably necessary by Seller for the continued operation or maintenance of the Assets or for compliance with Law, provided that such Capital Expenditures shall not include spare parts, materials and supplies customarily tracked by Seller on its regularly prepared Inventory Control Data Report referred to in clause (ii) below or for which reimbursement is obtained pursuant to any insurance policy.

            (ii)   The Purchase Price shall be further increased by (A) the book value of Supplies (other than oil supplies) as indicated by Seller's regularly prepared report to track inventory (the "Inventory Control Data Report") as of a recent date prior to the Closing that is prepared in accordance with the provisions set forth below (the Inventory Control Data Report prepared as of a date within one hundred and eighty (180) days of the date hereof being attached hereto as Schedule 2.6(c)(ii)(A)), and (B) the greater of either the book value of Displacement Oil or the value of Displacement Oil as measured by a standard oil pricing index, such as Opis Energy Group or Standard & Poor's, measured ten days prior to the Closing (net of the amount to be paid by the Buyer following the Closing for any fuel included in the Displacement Oil Inventory Report that has not been paid for prior to the Closing) that is prepared in accordance with the provisions set forth below (the "Displacement Oil Inventory Report") (the Displacement Oil Inventory Report prepared as of a date within one hundred eighty (180) days of the date hereof being attached hereto as Schedule 2.6(c)(ii)(B)); and (C) Prepayments that are listed on Schedule 2.1(k), which shall be updated as of the Closing.

            (iii)  In order to implement the foregoing, Seller shall cause to be prepared and shall provide Buyer, as soon as possible after the Closing Date and in no event later than sixty (60) days thereafter, with a schedule setting forth Seller's Capital Expenditures between the date hereof and the Closing Date in reasonable detail so as to permit Buyer to be able to determine the extent to which such Capital Expenditures are or are not listed on Schedule 2.6(c)(i) and shall further provide Buyer with a revised Schedule 2.6(c)(ii)(A), 2.6(c)(ii)(B) and Schedule 2.1(k) calculated as of the Closing (or the nearest month-end preceding the Closing Date if a mid-month preparation of the Inventory Control Data Report or Displacement Oil Inventory Report is impracticable or otherwise burdensome). Such Closing Date Inventory Control Data Report, Displacement Oil Inventory Report and listing of Prepayments shall be prepared consistently with the method of preparation used by Seller and on the same basis as Schedules 2.6(c)(ii)(A), (B) and 2.1(k) it being acknowledged that no physical inventory need be taken that the measurement of the book value of the Supplies, including fuel, and of Prepayments in accordance with Seller's customary accounting practices with respect thereto, is intended merely to provide a reasonable estimate of the fair market value thereof as of the Closing Date rather than a definitive listing of actual inventory levels or prepayments as of the date hereof or as of the Closing Date, and that, absent manifest error or fraud, such change in the Inventory Control Data Report, Displacement Oil Inventory Report and listing of Prepayments shall be conclusive as between the parties for purposes of the adjustment to the Purchase Price contemplated by clause (ii) above.

            (iv)  Buyer shall have thirty (30) days to review and make inquiry concerning such schedules delivered by Seller after the Closing Date. If an adjustment to the amount of the Purchase Price is required by this Section 2.6(c), then the applicable payment or refund shall be made within ten (10) days following the expiration of such thirty (30) day period by wire transfer of immediately available funds, together with interest thereon for the number of days from and including the Closing Date to such settlement date (but excluding such settlement date) at the rate per annum equal to the prime rate of interest during such period as such rate is published in the Western Edition of the Wall Street Journal, computed on the basis of actual days elapsed over a 365-day year.

            (v)   Any dispute concerning the amount of the adjustment required by this Section 2.6(c) shall be resolved pursuant to Section 2.9.

        Section 2.7 License of Non-Transferred Intangible Assets. Although trade names of Seller are Excluded Assets, such names appear on certain of the Assets, such as certain fixtures and Equipment, and on supplies, materials, stationery and similar consumable items which will be on hand at the FOP Facilities at the Closing. Notwithstanding that such names are Excluded Assets, Buyer and the Buyer Subsidiaries shall be entitled to use such consumable items for a period of three (3) months following the Closing and shall have up to six (6) months following the Closing to remove such names from fixed Assets, provided that Buyer shall not send correspondence or other materials to third parties on any stationery that contains a trade name or trademark of Seller or any Affiliate of Seller. Seller hereby grants to Buyer the irrevocable, fully paid-up, royalty-free, transferable, non-exclusive right and license to use, solely in connection with the operation of the FOP Facilities, such proprietary computer software of Seller located at the FOP Facilities that is presently used at the FOP Facilities' location exclusively in connection with the operation of the FOP Business and that is an Excluded Asset under Sections 2.2(e) or (q), except for such computer software that is designed to be part of a networked computer system providing data processing capabilities or services beyond the FOP Facilities and provided that in no event shall Buyer or any successor have access under such license to Seller's own computer networks. The licenses contained in this Section 2.7 may, at the Seller's option, be made the subject of a separate agreement between the parties, in which case the parties shall negotiate the terms thereof in good faith.

        Section 2.8 No Assignment If Breach. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Asset, or assume any Assumed Liability, if the attempted assignment or assumption of the same, as a result of the absence of the consent or authorization of a third party or failure of a right of first refusal notice period to expire, would constitute a breach or default under any agreement, encumbrance or commitment, would violate any Law or would in any way adversely affect the rights, or increase the obligations, of Buyer, a Buyer Subsidiary or Seller with respect thereto. If any such consent or authorization is not obtained, or if an attempted assignment or assumption would be ineffective or would adversely affect the rights or increase the obligations of Seller, a Buyer Subsidiary or Buyer, with respect to any such agreement, encumbrance or commitment, so that Buyer or the pertinent Buyer Subsidiary would not, in fact, receive all such rights, or assume the obligations, of Seller with respect thereto as they exist prior to such attempted assignment or assumption, then Seller and Buyer or the pertinent Buyer Subsidiary shall enter into such reasonable cooperative arrangements as may be reasonably acceptable to both Buyer and Seller (including, without limitation, sublease, agency, management, indemnity or payment arrangements and enforcement at the cost and for the benefit of Buyer or the pertinent Buyer Subsidiary of any and all rights of Seller against an involved third party) to provide for or impose upon Buyer or the pertinent Buyer Subsidiary the benefits of such Asset or the obligations of such Assumed Liability, as the case may be, and any transfer or assignment to Buyer or the pertinent Buyer Subsidiary by Seller of any such Asset, or any assumption by Buyer or a Buyer Subsidiary of any such Assumed Liability, which shall require such consent or authorization of a third party that is not obtained, shall be made subject to such consent or authorization being obtained. If the parties cannot agree on any such arrangement, or any such arrangement would not be reasonably practicable, to provide Buyer or a Buyer Subsidiary with materially all the benefits of such Asset or materially all the obligations of such Assumed Liability, as the case may be, shall be excluded from the Transactions and shall be deemed to be an Excluded Asset or an Excluded Liability, as the case may be, and the parties hereto shall negotiate in good faith an equitable adjustment in the Purchase Price, or resolve any disagreement respecting such adjustment in accordance with the procedures of Section 2.9.

        Section 2.9 Procedures for Certain Purchase Price Adjustments. If circumstances exist that result in any disagreement in respect of adjustments to the Purchase Price or that otherwise require the parties to negotiate in good faith equitable adjustments to the Purchase Price pursuant to the provisions of Section 2.8 (respecting absence of consents), Section 8.5 (respecting restraints upon transfer), Section 8.6 (respecting the condition of title to interests in real property) or Section 8.8 (respecting casualty losses or condemnation) (Sections 2.6, 2.8, 8.5, 8.6, 8.8, and this Section 2.9 being collectively referred to as the "Adjustment Sections"), then and in any of such events, such negotiations, and the resolution of disagreements, shall be conducted in accordance with the provisions of this Section 2.9. The parties shall negotiate such equitable adjustments in the Purchase Price in good faith prior to the Closing Date (as may be extended by mutual agreement of the parties), provided that any adjustment in the Purchase Price shall be consistent with the Allocation Schedule (if such schedule has been previously agreed upon). If the parties are unable to agree upon an adjustment by the fifth Business Day prior to the Closing Date, then such Closing Date (the "Original Closing Date") (and the Termination Date, if necessary) shall be extended to the fifth Business Day following completion of the procedure described in this Section 2.9 and the determination of the pertinent adjustment or, if longer, the fifth Business Day following any further regulatory approvals which may be necessary (but not more than forty-five (45) Business Days in the aggregate), to provide for the opportunity to resolve such disagreement pursuant to the provisions of this Section 2.9. On the day the Closing would have occurred but for the absence of agreement between the parties, each party shall designate an individual (who may not be a present or former officer, director, partner or employee of either party or of any present investment banking firm, accounting firm, law firm or attorney of or for either party or any of the party's Affiliates) to mediate such disagreement, and advise the other party in writing of the identity of such individual, which advice shall be accompanied by a list of up to ten (10) suggested neutral individuals to serve as a third mediator. The mediators originally designated by each party shall promptly confer about the selection of a third mediator from such lists, and within five (5) Business Days following the Original Closing Date (or Termination Date, as the case may be), the originally designated mediators shall agree upon and (subject to availability) select the third mediator from the lists submitted by the parties or otherwise, provided that if the originally designated mediators cannot agree upon a third mediator by such date, the third mediator shall be a retired judge designated by Judicial and Arbitration Mediation Services, Inc., located in Los Angeles, California. The three mediators so selected are herein referred to as the "Panel". Within seven (7) Business Days following the Original Closing Date or, if later, within three (3) Business Days following the designation of the third mediator, each party shall submit to the Panel in writing, its proposed equitable adjustments to the Purchase Price. Such proposals shall be materially in accordance with the last proposals made by such party to the other party during the course of the aforementioned good faith negotiations between the parties. The parties shall additionally submit such memoranda, arguments, briefs and evidence in support of their respective positions, and in accordance with such procedures, as a majority of the Panel may determine. Within five (5) Business Days following the due date of such submissions, as to each adjustment of the Purchase Price about which there is disagreement, the Panel shall, by majority vote, select the proposed adjustment of the Purchase Price proposed by one of the parties, it being agreed that the Panel shall have no authority to alter any such proposal in any way. Such determination by the Panel shall be final and binding between the parties as to such adjustments of the Purchase Price and shall not be subject to further challenge by the parties pursuant to Section 13.9 hereof or otherwise. Thereafter, the parties shall, subject to the terms and conditions of this Agreement and the receipt of any further regulatory approvals that may become necessary as a result of such adjustments, consummate the Transactions on the basis of such adjustments at a mutually agreeable time and place or places, in accordance with and subject to the provisions of Article 10, which shall be no later than the fifth Business Day following the determination of such adjustments (and receipt of any necessary regulatory approvals therefor) or such later date as the parties may agree upon. Subject to the foregoing, the Panel may determine the issues in dispute following such procedures, consistent with the language of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue, but in any event consistent with the Allocation Schedule to the extent applicable. No particular procedures are intended to be imposed upon the Panel, it being the desire of the parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. No member of the Panel shall have any liability to the parties in connection with service on the Panel, and the parties shall provide such indemnities to the members of the Panel as they shall request. The procedure set forth above shall also be followed after the consummation of the Transactions if there is any disagreement in the adjustments to the Purchase Price pursuant to the provisions of Section 2.6(c), with any amounts paid within five Business Days of such determination.

        Section 2.10 Transfer of Assets in Corporate Form. At the election of Seller in its sole and absolute discretion exercised by written notice given at least ten (10) Business Days prior to the Closing, Seller may cause any Asset or Assumed Liability to be assigned and transferred by way of an assignment to Buyer or the pertinent Buyer Subsidiary of the stock of a subsidiary of Seller formed for the purpose of facilitating transfer, in which case all right, title and interest of Seller and any of its Affiliates in such subsidiary (which shall constitute all of the outstanding capital stock and rights to acquire capital stock in such subsidiary) shall be transferred to Buyer or the pertinent Buyer Subsidiary at the Closing as an Asset. No such subsidiary of Seller shall contain any assets or liabilities (other than the corporate franchise, name and liability for corporate taxes) other than the Assets and the Assumed Liabilities, and any additional assets or liabilities shall be deemed to be Excluded Assets and Excluded Liabilities for all purposes of this Agreement. Any such transfer shall be subject to the Buyer incurring no additional Taxes as a result thereof (unless offset by a corresponding reduction in the Purchase Price) and to the parties' agreement upon such tax elections, to the extent necessary, as will place the parties in substantially the same tax position as they would have been in had the subsidiary not been created. Such transfer shall be further subject to customary additional representations, warranties and opinions concerning the capitalization of the subsidiary of Seller, title to the outstanding stock and the due authorization and valid issuance of such stock.

        Section 2.11 Procedures In Respect of Retained Real Estate Assets. The real property and improvements and fixtures thereon to be retained by Seller pursuant to the provisions of Sections 2.2(a) (oil storage tanks), 2.2(b) (electric transmission assets), 2.2(c) (communications facilities), and 2.2(j) (other excluded real property) may, at Seller's option, be retained in fee or by easement, license, lease or the like. If Seller retains such assets by way of easement, license, lease or the like as of the Closing, it shall nevertheless have the right to obtain the fee interest at any time in the future without payment to the Buyer and its successors in interest. Buyer shall, and shall cause the Buyer Subsidiaries to, fully cooperate with Seller in any attempt to subdivide the relevant premises for the purposes of retaining (or reacquiring) such fee interest, and if such fee interest is reacquired, Buyer, or the pertinent Buyer Subsidiary, shall convey the same by way of grant deed. Buyer, the Buyer Subsidiaries and Seller in any event will grant and reserve, as appropriate, such licenses, easements and reciprocal easements as may be necessary or, in Seller's reasonable judgment, desirable, to permit the parties to own, operate and maintain their respective assets and their interests therein. Such licenses, easements and reciprocal easements shall, among other matters, assure ingress, egress, access, utilities and support; permit maintenance, relocation, construction and alteration; and protect against encroachment. Buyer, the Buyer Subsidiaries and Seller shall execute, deliver and record such fixture filings and other documents as may be necessary or appropriate to evidence or confirm the ownership by a Person of fixtures, equipment or other personal property affixed to, or otherwise located at or on, real property owned by another Person. All real property interests or licenses retained by or conveyed to either party shall be senior to any lien allowed to exist by the other party (or the pertinent Buyer Subsidiary in the case of the Buyer) which is created as of or after the Closing, and any real property fee interest re-acquired by Seller shall be conveyed to it free and clear of any and all liens and encumbrances, subject only to such title matters as exist prior to the Closing, Permitted Encumbrances and other non-monetary encumbrances thereafter created or approved by Seller.

        Section 2.12 Assignment of Rights and Obligations to Buyer Subsidiaries. For purposes of this Agreement, the term "Buyer Subsidiary" shall refer to any direct or indirect subsidiary of Buyer and any constituent partner or participant in Buyer (if Buyer is a partnership, joint venture, consortium or other association or organization) to whom any of Buyer's rights and obligations hereunder are assigned in compliance with the requirements of this Section. Notwithstanding any contrary provisions contained herein, the parties hereto agree that, prior to and after the Closing, Buyer, in its sole discretion, may assign any or all of its rights and obligations arising under this Agreement or any Related Agreement to one or more Buyer Subsidiaries, provided that no such assignment shall relieve Buyer of any obligation or liability to Seller hereunder or under any Related Agreement, and provided further that the following shall apply:

          (a)   Buyer will provide Seller with prompt written notice of any such assignment.

          (b)   No such assignment shall be effected if the making of the assignment will result in Seller's or Buyer's inability to obtain any consent or authorization reasonably required to consummate the Transactions or to avoid economic detriment to the Seller arising from the consummation of the Transactions.

          (c)   Each such Buyer Subsidiary that is an assignee of Buyer shall irrevocably appoint Buyer as an authorized representative and agent authorized to act for, to bind and to receive notices and payments on behalf of the Buyer Subsidiaries in all matters arising from or related to this Agreement and the Transactions.

          (d)   Irrespective of any such assignment or the identity of the party or parties executing the Related Agreement:

            (i)    Buyer shall remain jointly and severally liable to Seller and to third parties with respect to any Assumed Liabilities transferred to or undertaken by a Buyer Subsidiary, and shall remain jointly and severally liable to Seller with respect to any other covenant, obligation or liability to Seller hereunder or under a Related Agreement that is transferred to, or undertaken by, a Buyer Subsidiary, including without limitation, the payment of all sums due to Seller hereunder or under a Related Agreement, it being understood that all such covenants, obligations and liabilities shall constitute the direct and primary obligation of Buyer to Seller (and to third parties in the case of the Assumed Liabilities); and

            (ii)   Without limiting the generality of the foregoing, if and to the extent that the application of any principle of Law or of common law would construe the retention by Buyer of the direct and primary obligation to perform any and all obligations, liabilities or covenants assigned to or assumed or undertaken by a Buyer Subsidiary to be a guaranty by the Buyer of the Buyer Subsidiary's performance, then the Buyer hereby irrevocably, absolutely and unconditionally guarantees to Seller the full, prompt and faithful performance by such Buyer Subsidiary of all covenants and obligations to be performed by such Buyer Subsidiary under this Agreement and the Related Agreement assigned to such Buyer Subsidiary.

          (e)   Buyer further hereby agrees that a separate action or actions may be brought and prosecuted against Buyer for any such covenant, obligation or liability assigned to a Buyer Subsidiary, whether action is brought against the pertinent Buyer Subsidiary or whether such Buyer Subsidiary is joined in any such action or actions (Buyer hereby waiving any right to require Seller to proceed against a Buyer Subsidiary).

          (f)    Buyer hereby authorizes Seller, without notice and without affecting Buyer's liability hereunder, from time to time to (i) renew, compromise, extend, accelerate, or otherwise change the terms of any obligation of a Buyer Subsidiary hereunder or under any Related Agreement with the agreement of such Buyer Subsidiary, (ii) take and hold security for the obligations of any such Buyer Subsidiary and exchange, enforce, waive and release any such security, and (iii) apply such security and direct the order or manner of sale thereof as Seller in its discretion may determine.

          (g)   Buyer hereby further waives:

            (i)    Any defense that may arise by reason of the incapacity or lack of authority of any Buyer Subsidiary;

            (ii)   Any defense based upon a statute or rule of law which provides that the obligations of a surety must be neither larger in amount nor in other respects more burdensome than those of the principal;

            (iii)  Any duty on the part of Seller to disclose to Buyer any facts that Seller may now or hereafter know about a Buyer Subsidiary;

            (iv)  Any right to subrogation, reimbursement, exoneration or contribution or any other rights that would result in Buyer being deemed a creditor of a Buyer Subsidiary under the federal Bankruptcy Code or any other law, in each case arising from the existence or performance of obligations of a Buyer Subsidiary hereunder or under any Related Agreement; and

            (v)   Any and all other rights and defenses available to Buyer by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including, without limitation, (A) any and all defenses Buyer may have by reason of any election of remedies by Seller, and (B) any and all rights, defenses and other benefits under judicial decisions applying such statutes.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Buyer, as of the date hereof, as follows, except as set forth in Schedules numbered in relation to the Sections set forth below:

        Section 3.1 Organization and Corporate Power. Seller is a corporation duly incorporated and validly existing under the laws of, and is authorized to exercise its corporate powers, rights and privileges and is in good standing in, the State of California and has full corporate power to carry on its business as presently conducted and to own or lease and operate its properties and assets now owned or leased and operated by it and to perform the transactions on its part contemplated by this Agreement and all other agreements contemplated hereby.

        Section 3.2 Authority and Enforceability. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and effectively authorized by the board of directors of Seller; no other corporate act or proceeding on the part of Seller, its board of directors or its shareholders is necessary to authorize this Agreement, any such other agreement or the transactions contemplated hereby and thereby. This Agreement has been, and each of the other agreements contemplated hereby will, as of the Closing, have been, duly executed and delivered by Seller, and this Agreement constitutes, and each such other agreement when executed and delivered will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

        Section 3.3 No Breach or Conflict. Subject to the provisions of Sections 3.4(a) and 3.4(b) below regarding private party and governmental consents, and except for compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any regulatory or licensing Laws applicable to the businesses and assets represented by the Assets, the execution, delivery and performance by Seller of this Agreement and the Related Agreement do not: (a) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Bylaws or similar charter documents (the "Charter Documents") of Seller; (b) contravene any Law or cause the suspension or revocation of any License presently in effect, which affects or binds Seller or any of its properties, except where such contravention, suspension or revocation will not have a Material Adverse Effect (as defined below) on the Assets and will not affect the validity or enforceability of this Agreement and the Related Agreement or the validity of the Transactions contemplated hereby and thereby; or (c) conflict with or result in a breach of or default (with or without notice or lapse of time or both) under any material agreement or instrument to which Seller is a party or by which it or any of its properties may be affected or bound, the effect of which conflict, breach, or default, either individually or in the aggregate, would be a Material Adverse Effect on the Assets. As used herein, a "Material Adverse Effect": (x) when used with respect to the Assets, means a material adverse effect on the Assets and on the operation thereof, taken as a whole; (y) when used with respect to any portion of the Assets means a material adverse effect on such portion of the Assets and on the operation thereof, taken as a whole; and (z) when used with respect to an entity, such as Seller or Buyer, means a material adverse effect on the business, condition (financial or otherwise) and results of operations of such entity taken as a whole (including any subsidiaries of such entity) or on the ability of such entity to consummate the Transactions.

        Section 3.4 Approvals.

          (a)   Except as set forth in Schedule 3.4(a), the execution, delivery and performance by Seller of this Agreement and the Related Agreement do not require the authorization, consent or approval of any non-governmental third party of such a nature that the failure to obtain the same would have a Material Adverse Effect on the Assets substantially as they have heretofore operated.

          (b)   Except as set forth in Schedule 3.4(b), the execution, delivery and performance by Seller of this Agreement and the Related Agreement do not require the authorization, consent, approval, certification, license or order of, or any filing with, any court or Governmental Body of such a nature that the failure to obtain the same would have a Material Adverse Effect on the Assets, except for compliance with the HSR Act and approvals by the California Public Utilities Commission ("CPUC") necessary to consummate the Transactions and to permit Buyer to acquire the Assets.

        Section 3.5 Permits. Except as set forth in Schedule 3.5, at the date hereof Seller possesses all Licenses necessary for its operation of the FOP Facilities at the locations and in the manner presently operated, other than those the absence of which would not have a Material Adverse Effect on the Assets. A true and correct copy of each such License has previously been delivered to or made available for inspection by Buyer.

        Section 3.6 Compliance with Law. Except as set forth in Schedule 3.6, and except for the matters that are the subject of Sections 3.5 and 3.7 and the Schedules, if any, related thereto, to the best of Seller's Knowledge, it is in compliance in all material respects with all pertinent Laws and Licenses related to the ownership and operation of the Assets, other than violations as would not, individually or in the aggregate, have a Material Adverse Effect on the ownership, use or operation of the Assets or on the ability of Seller to execute and deliver the Agreement and the Related Agreement and consummate the Transactions contemplated hereby and thereby.

        Section 3.7 Hazardous Substances. To the best of Seller's Knowledge, except as disclosed (i) by the "Phase I" and "Phase II" environmental site assessments prepared by Seller's outside environmental consultants and made available for inspection by Buyer, (ii) in the data room made available for inspection by Buyer, (iii) or on Schedule 3.7:

          (a)   There has not been a Release of Hazardous Materials on or otherwise affecting the FOP Facilities (other than Releases involving de minimis quantities of Hazardous Materials) that: (i) constitutes an unremedied material violation of any Environmental Law by Seller or by any third party if the effect of such violation by such third party imposes a current remediation obligation on the part of Seller; (ii) currently imposes any material release-reporting obligations on Seller under any Environmental Law that have not been or are not being complied with; or (iii) currently imposes any material clean-up or remediation obligations of Seller under any Environmental Law;

          (b)   Seller, during at least the last three years, has complied, and currently is in compliance, in all material respects, with all Environmental Laws that govern the FOP Facilities;

          (c)   Seller has all material Licenses required under the Environmental Laws for its operation of the FOP Facilities, is in compliance in all material respects with all such Licenses, and during the three-year period preceding the date of the Agreement has not received any notice that: (i) any such existing License will be revoked; or (ii) any pending application for any new such License or renewal of any existing License will be denied;

          (d)   Seller has not received any currently outstanding written notice of any material proceedings, action, or other claim or liability arising under any Environmental Laws (including, without limitation, notice of potentially responsible party status under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§9601 et seq. or any state counterpart) from any Person or Governmental Body regarding the FOP Facilities; and

          (e)   No portion of any FOP Facility or the Owned Real Properties contains or has ever contained any underground storage tank, surface impoundment or similar device used for the management of wastewater, or other waste management unit dedicated to the disposal, treatment, or long-term (greater than 90 days) storage of waste materials.

        Section 3.8 Title to Personal Property. Seller has good and defensible title, or valid and effective leasehold rights in the case of leased property, to all tangible personal property included in the Assets to be sold, conveyed, assigned, transferred and delivered to Buyer or a Buyer Subsidiary by Seller, free and clear of all liens, charges, claims, pledges, security interests, equities and encumbrances of any nature whatsoever, except for those created or allowed to be suffered by Buyer or such Buyer Subsidiary and except for the following (individually and collectively, the "Permitted Encumbrances"): (i) the lien of current taxes not delinquent, (ii) liens listed on Schedule 3.8, (iii) the Assumed Liabilities, (iv) such consents, authorizations, approvals and licenses referred to in Sections 3.4(a) and 3.4(b), and (v) liens, charges, claims, pledges, security interests, equities and encumbrances which will be discharged or released either prior to, or substantially simultaneously with, the Closing and other liens and possible minor matters that in the aggregate are not substantial in amount and do not materially detract from or interfere with the present or intended use of such property.

        Section 3.9 Intentionally Left Blank.

        Section 3.10 Contracts. Except for such matters which individually and in the aggregate do not have a Material Adverse Effect on the FOP Facilities or as otherwise disclosed on Schedule 3.10, (a) there is no liability to any third party by reason of the default by Seller under any Assumed Contract, (b) Seller has not received written or other notice that any Person intends to cancel or terminate any Assumed Contract, (c) all of the Assumed Contracts are in full force and effect, (d) there is no Assumed Contract which restricts the nature of the business activities in which the FOP Business may engage, and (e) Seller has not granted any general power of attorney in respect of the Assets; provided that Seller makes no separate representation or warranty under this Section 3.10 respecting compliance with the provisions of any Assumed Contract related to compliance with Laws generally, Hazardous Substances, title to or condition of property, Licenses, environmental conditions, or Environmental Laws, it being the intent of the parties that warranties respecting such matters shall be made exclusively under the provisions of Sections 3.5, 3.6, 3.7 and 3.8. Seller has previously made available for inspection by Buyer true and complete copies of all written Assumed Contracts except where the failure to so deliver a copy thereof will not have a Material Adverse Effect on the Buyer.

        Section 3.11 Litigation. Except for (a) ordinary routine claims and litigation incidental and not material to the businesses represented by the FOP Facilities (including, without limitation, actions for negligence, workers' compensation claims, so-called "slip-and-fall" claims and the like), (b) governmental inspections and reviews customarily made of businesses such as those operated from the FOP Facilities, (c) proceedings before regulatory authorities, and (d) as set forth on Schedule 3.11, there are no actions, suits, claims or proceedings pending, or to the best of the Knowledge of Seller, threatened against or affecting the Assets at law or in equity, or before or by any Governmental Body. Except as disclosed on Schedule 3.11, there is no condemnation proceeding pending or, to the best of the Knowledge of Seller, threatened against any of the Owned or Leased Real Property.

        Section 3.12 FOP Operations. Since December 31, 2000:

          (a)   Seller has operated the FOP Facilities only in the usual and ordinary course, except as identified in Schedule 3.12(a) or in anticipation of the divestiture of the Assets;

          (b)   There has not been any material casualty, physical damage, destruction or physical loss respecting, or, to the best of the Knowledge of the Seller, material adverse change in the physical condition of, the FOP Facilities, subject to ordinary wear and tear and to routine maintenance, except as identified in Schedule 3.12(b);

          (c)   There has not been any sale or other disposition other than in the ordinary course of business of any fixed asset included in the Assets that has a net book value in excess of $100,000, except as identified in Schedule 3.12(c);

          (d)   There has not been any material mortgage, pledge or imposition of lien on any of such Assets, except for such as will be removed as of the Closing or for Permitted Encumbrances, except as identified in Schedule 3.12(d); and

          (e)   There has not been any material amendment (other than general amendments which the insurance carrier makes for a category of policy) or termination or failure to renew any material insurance covering the Assets, except as identified in Schedule 3.12(e).

        Section 3.13 Brokers. Except as shown on Schedule 3.13, no broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Transactions contemplated hereby based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Seller. Seller shall be solely responsible for the payment of any such fee or commission to any Person listed on Schedule 3.13 as an exception to the foregoing.

        Section 3.14 Assets Used in the Operation of the FOP Facilities. Except as set forth in Schedule 3.14, the Assets include all material assets or properties that are used exclusively in and necessary for the conduct of the operations of the FOP Facilities as currently operated by Seller except as follows: (i) any contracts or agreements for services and provision of materials that cover property of Seller that are not being assigned to Buyer and any contracts and agreements that by their own terms expire prior to Closing, (ii) non-transferable Licenses, and (iii) the Excluded Assets.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller, as of the date hereof, as follows, except as set forth in Schedules numbered in relation to the Sections set forth below:

        Section 4.1 Organization and Corporate Power. Buyer is a corporation duly incorporated and validly existing under the laws of, and is authorized to exercise its corporate powers, rights and privileges and is in good standing in, the State of Delaware and has full corporate power to carry on its business as presently conducted and to own or lease and operate its properties and assets now owned or leased and operated by it and to perform the transactions on its part contemplated by this Agreement and all other agreements contemplated hereby.

        Section 4.2 Authority and Enforceability. The execution, delivery and performance of this Agreement and the Related Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and effectively authorized by the board of directors of Buyer; no other corporate act or proceeding on the part of Buyer, its board of directors or shareholders is necessary to authorize this Agreement, the Related Agreement or the transactions contemplated hereby and thereby. This Agreement has been, and the Related Agreement contemplated hereby will, as of the Closing, have been, duly executed and delivered by Buyer, and this Agreement constitutes, and the Related Agreement when executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

        Section 4.3 No Breach or Conflict. Subject to the provisions of Sections 4.4(a) and 4.4(b) below regarding private party and governmental consents, and except for compliance with the requirements of the HSR Act and any regulatory or licensing Laws applicable to the businesses and assets represented by the Assets, the execution, delivery and performance by Buyer and the Buyer Subsidiaries of this Agreement and the Related Agreement do not: (a) conflict with or result in a breach of any of the provisions of the Charter Documents of Buyer or any Buyer Subsidiary; (b) contravene any Law or cause the suspension or revocation of any License presently in effect, which affects or binds Buyer or any Buyer Subsidiary or any of their material properties; or (c) conflict with or result in a breach of or default under any material agreement or instrument to which Buyer or any Buyer Subsidiary is a party or by which it or they or any of their properties may be affected or bound.

        Section 4.4 Approvals.

          (a)   Except as set forth on Schedule 4.4(a), the execution, delivery and performance by Buyer and any Buyer Subsidiary of this Agreement and the Related Agreement do not require the authorization, consent or approval of any non-governmental third party.

          (b)   Except as set forth on Schedule 4.4(b), the execution, delivery and performance by Buyer and any Buyer Subsidiary of this Agreement and the Related Agreement do not require the authorization, consent, approval, certification, license or order of, or any filing with, any court or Governmental Body, except for compliance with the HSR Act and approvals by the CPUC necessary to consummate the Transactions and to permit Buyer to acquire the FOP Facilities.

        Section 4.5 Litigation. Except as set forth on Schedule 4.5, there are no actions, suits, claims or proceedings pending, or to the best of Buyer's Knowledge, threatened against Buyer or any Buyer Subsidiary likely to impair the consummation of the Transactions contemplated by this Agreement or otherwise material to the Transactions or to the Buyer or any Buyer Subsidiary, and Buyer is not aware of facts likely to give rise to such litigation.

        Section 4.6 Brokers. Except as set forth on Schedule 4.6, no broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Transactions contemplated hereby based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Buyer. Buyer shall be solely responsible for the payment of any such fee or commission to any Person listed on Schedule 4.6 as an exception to the foregoing.

        Section 4.7 Exculpation. Buyer agrees that except for the representations and warranties expressly set forth in this Agreement, the Assets are being sold on an "AS IS" basis and in "WITH ALL FAULTS" condition, and, without limiting the generality of the foregoing, Seller makes no written or oral representation or warranty, either express or implied, with respect to the fitness, merchantability, or suitability of the Assets for any particular purpose or the operation of the FOP Assets or the FOP Business by Buyer.

        Section 4.8 Financing. Buyer has liquid capital or committed sources therefor sufficient to permit it and the pertinent Buyer Subsidiaries, if any, to perform timely its or their obligations hereunder and under the Related Agreement.

        Section 4.9 No Knowledge of Seller's Breach. Neither Buyer nor any of its Affiliates or representatives has Knowledge of any breach of any representation or warranty by Seller or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder. Buyer shall notify Seller as promptly as practicable if any such information comes to its attention prior to Closing.

        Section 4.10 Qualified for Licenses. To the best of the Buyer's Knowledge, Buyer and any pertinent Buyer Subsidiary are qualified to obtain any Licenses necessary for the operation by Buyer or such Buyer Subsidiary of the Assets as of the Closing in the same manner as the Assets are presently operated by Seller.

        Section 4.11 Buyer Subsidiaries.

          (a)   As of the Closing, each Buyer Subsidiary will be a corporation or other entity duly organized, validly existing and in good standing under the laws of its state of organization. Each Buyer Subsidiary will at the Closing have all requisite power and authority to carry on its business as then conducted and to own or lease and operate its properties and assets then owned or leased and operated by it and to perform the transactions on its part contemplated by this Agreement and all other agreements contemplated hereby.

          (b)   The board of directors, managers or other governing entity of each Buyer Subsidiary and, if required, its shareholders, partners or members will have, by the date of the Closing, duly and effectively authorized (i) the purchase of the Assets to be purchased by such Buyer Subsidiary, and (ii) the execution, delivery and performance of this Agreement and the Related Agreement and all other agreements contemplated hereby and thereby to which such Buyer Subsidiary is a party. No other act or proceeding on the part of any Buyer Subsidiary, its board of directors, managers, or other governing entity or its shareholders, partners or members will be necessary to authorize this Agreement, the Related Agreement or other agreement contemplated hereby and thereby or the Transactions contemplated hereby and thereby.

          (c)   This Agreement, the Related Agreement and all other agreements contemplated hereby and thereby to which any Buyer Subsidiary is a party will, as of the Closing, have been duly executed and delivered by each such Buyer Subsidiary, and each such agreement, when executed and delivered will constitute, a valid and binding obligation of such Buyer Subsidiary, enforceable against such Buyer Subsidiary in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

ARTICLE 5
COVENANTS OF EACH PARTY

        Section 5.1 Efforts to Close.

          (a)   Reasonable Commercial Efforts. Subject to the terms and conditions herein provided including, without limitation, Articles 8 and 9 hereof, each of the parties hereto agrees to use its reasonable commercial efforts to take all reasonable actions and to do all reasonable things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the Transactions contemplated hereby, including the satisfaction of all conditions thereto set forth herein. Such actions shall include, without limitation, exerting their reasonable efforts to obtain the consents, authorizations and approvals of all private parties and Governmental Bodies whose consent is reasonably necessary to effectuate the Transactions contemplated hereby, and effecting all other necessary registrations and filings, including, without limitation, filings under Laws relating to the transfer, reissuance or otherwise obtaining of necessary Licenses, under the HSR Act and all other necessary filings with the CPUC, and any other Governmental Bodies. Seller shall cooperate with Buyer's efforts to obtain the requisite Licenses and regulatory consents, provided Seller shall not be obligated to incur any liabilities or assume any obligations in connection therewith or divest itself of any material assets, facilities or business operations as a condition of obtaining the requisite license, consent, authorization or approval. Other than Buyer's and Seller's obligations under Section 5.3, neither party shall have any liability to the other if, after using its reasonable commercial efforts, it is unable to obtain any consents, authorizations or approvals necessary for such party to consummate the Transactions. As used herein, the terms "reasonable commercial efforts" or "reasonable efforts" do not include the provision of any consideration to any third party or the suffering of any economic detriment to a party's ongoing operations for the procurement of any such consent, authorization or approval except for the costs of gathering and supplying data or other information or making any filings, the fees and expenses of counsel and consultants, and the customary fees and charges of Governmental Bodies.

          (b)   Control Over Proceedings. All analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party before any regulatory authority in connection with the approval of the Transactions shall be subject to the joint approval or disapproval and the joint control of Buyer and Seller, acting with the advice of their respective counsel, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analysis, appearance, presentation, memorandum, brief, argument, opinion and proposal; provided that in the event of a disagreement concerning any such analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal before the CPUC, the determinations of Seller shall be controlling; and provided further that nothing will prevent a party from responding to a subpoena or other legal process as required by law or submitting factual information in response to a request therefor. Each party will provide the other with copies of all written communications from Governmental Bodies relating to the approval or disapproval of the transactions contemplated by the Agreement and the Related Agreement.

        Section 5.2 Post-Closing Cooperation. After the Closing, upon prior reasonable written request, each party shall cooperate with the other, at the requesting party's expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any party for the wages or other benefits paid to its officers, directors or employees), in furnishing records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings or disputes involving either of the parties hereto (other than in connection with disputes between the parties hereto) and based upon contracts, arrangements or acts of Seller which were in effect or occurred on or prior to Closing and which relate to the Assets, including, without limitation, arranging discussions with (and the calling as witness of) officers, directors, employees, agents, and representatives of Buyer. Buyer also agrees to cooperate with Seller to provide access to records to assist in the collection, rebilling and auditing (by Seller or its representatives, including its independent public accountants) of the Receivables.

        Section 5.3 Expenses. Whether or not the Transactions contemplated hereby are consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing:

          (a)   Costs associated with preliminary title reports and title policies shall be borne by Seller up to the costs that would have been incurred had the title policies been standard coverage policies of title insurance, and the remaining costs, if any, including costs for extended coverage and any endorsements shall be borne by Buyer (except that any survey costs shall be borne by Seller);

          (b)   All costs of the "Phase I" and "Phase II" environmental site assessments provided by Seller to Buyer shall be borne by Seller, and any additional environmental assessments shall be borne by Buyer;

          (c)   All escrow charges, appraisal fees, and charges of any neutral mediator appointed pursuant to Section 2.9 hereof, and related costs, shall be borne one-half by Buyer and one-half by Seller (it being agreed that each party shall bear the costs of its own designated mediator under Section 2.9);

          (d)   Documentary transfer taxes will be borne by Seller, and recording costs and charges respecting real property will be borne one-half by Buyer and one-half by Seller;

          (e)   All fees and charges of Governmental Bodies shall be borne by the party incurring the fee or charge, except that all fees and charges of Governmental Bodies in connection with the transfer, issuance or authorization of any License shall be borne by Buyer;

          (f)    All liabilities or obligations for Taxes in the nature of sales taxes incurred as a result of the sale of the Assets hereunder to Buyer shall be borne one-half by Seller and one-half by Buyer; and

          (g)   All fees, charges and costs of economists and other experts, if any, jointly retained by Buyer and Seller in connection with submissions made to any Governmental Body and advice in connection therewith respecting approval of the Transactions will be borne one-half by Buyer and one-half by Seller.

        All such charges and expenses shall be promptly settled between the parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

        Section 5.4 Announcements; Confidentiality. Subject to Section 5.1, prior to the Closing Date, no press or other public announcement, or public statement or comment in response to any inquiry, relating to the transactions contemplated by this Agreement shall be issued or made by Buyer or Seller without the joint approval of Buyer and Seller; provided that a press release or other public announcement, regulatory filing, statement or comment made without such joint approval shall not be in violation of this Section if it is made in order to comply with applicable Laws or stock exchange policies and in the reasonable judgment of the party making such release or announcement, based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a timely enough fashion to comply with such Laws or policies, provided that in all instances prompt notice from one party to the other shall be given with respect to any such release, announcement, statement or comment. Each party shall keep all information (i) obtained from the other either before or after the date of this Agreement, or (ii) related to Buyer's proposed purchase of the Assets, Seller's proposed sale of the Assets, the contents of this Agreement or the negotiation of this Agreement confidential, and neither party shall reveal such information to, nor produce copies of any written information for, any Person outside its management group or its professional advisors (including lenders and prospective financing sources) without the prior written consent of the other party, unless such party is compelled to disclose such information by judicial or administrative process or by any other requirements of Law or disclosure is reasonably necessary to obtain a License or a consent. If the Transactions contemplated by this Agreement should fail to close for any reason, each party shall return to the other as soon as practicable all originals and copies of written or recorded information provided to such party by or on behalf of the other party and none of such information shall be used by such party, or its employees, agents or representatives, in the business operations of any Person. Notwithstanding the foregoing, (i) each party's obligations under this Section shall not apply to any information or document which is or becomes the subject of a subpoena or other legal process or otherwise is or becomes available to the public other than as a result of a disclosure by the other party in violation of this Agreement or other obligation of confidentiality under which such information may be held or becomes available to the party on a non-confidential basis from a source other than the other party or its officers, directors, employees, representatives or agents, and (ii) except as may be required by Law, the parties shall seek appropriate protective orders or confidential treatment for the Schedules to this Agreement in connection with any filing with or disclosure to any Governmental Body. The parties' obligations under this Section shall survive the termination of this Agreement. Nothing in this Section shall, or is intended to, impair or modify any of the rights or obligations of Buyer or its Affiliates under the confidentiality agreement dated as of April 16, 2001 entered into in connection with the Auction, all of which remain in effect until termination of such agreement in accordance with its terms.

ARTICLE 6
ADDITIONAL COVENANTS OF SELLER

        Seller hereby additionally covenants, promises and agrees as follows:

        Section 6.1 Access. Subject to the restrictions set forth in Section 5.4 respecting confidentiality and provided that Buyer has complied with each and every provision thereof, Seller shall afford Buyer, and the counsel, accountants and other representatives of Buyer, reasonable access, throughout the period from the date hereof to the Closing Date, to the Assets and the managerial personnel associated therewith and all the properties, books, contracts, commitments, and records included in the Assets which Seller has or to which it has access in order to facilitate transition planning. Such access shall be afforded to Buyer after no less than 24 hours' prior written notice, during normal business hours and only in such manner so as not to disturb or interfere with the normal operations of Seller. Seller's covenants under this Section are made with the understanding that Buyer shall use all such information in compliance with all Laws. The foregoing notwithstanding, Buyer acknowledges and agrees that Buyer's access to the books and records of the Assets shall not include access to, and Seller shall not have any obligation to deliver to Buyer, any information concerning any alleged dispute or any pending litigation, investigation or proceeding involving Seller or its Affiliates that is protected by or subject to the attorney-client privilege, or the disclosure of which is restricted by an agreement entered into in connection with such dispute, litigation, investigation or proceeding or an order entered by any court.

        Section 6.2 Updating. Seller shall notify Buyer of any changes or additions to any of Seller's Schedules to this Agreement with respect to the Assets or Assumed Liabilities related thereto by the delivery of updates thereof, if any, as of a reasonably current date prior to the Closing not later than three (3) Business Days prior to the Closing. No such updates made pursuant to this Section shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement as of the date hereof, unless Buyer specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Buyer of any condition set forth in this Agreement. Without limiting the generality of the foregoing, Seller shall notify Buyer reasonably promptly of the occurrence of any material casualty, physical damage, destruction or physical loss respecting, or, to the best of the Knowledge of the Seller, material adverse change in the physical condition of the FOP Facilities subject to ordinary wear and tear and to routine maintenance.

        Section 6.3 Conduct Pending Closing. Prior to consummation of the Transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except for actions taken pursuant to Assumed Contracts, or which are required by law or arise from or are related to the anticipated transfer of the Assets or the general restructuring of the electric utility industry, or as otherwise contemplated by this Agreement or disclosed in Schedule 6.3 or another Schedule to this Agreement, Seller shall:

          (a)   Operate and maintain the Assets only in the usual and ordinary course, materially consistent with practices followed prior to the execution of this Agreement;

          (b)   Except as required by their terms, not amend, terminate, renew, or renegotiate any existing material Assumed Contract or enter into any new Assumed Contract, except in the ordinary course of business and consistent with practices of the recent past, or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any such contracts;

          (c)   Not: (i) sell, lease, transfer or dispose of, or make any contract for the sale, lease, transfer or disposition of, any assets or properties which would be included in the Assets, other than sales in the ordinary course of business which would not individually, or in the aggregate, have a Material Adverse Effect upon the operations or value of the FOP Facilities; (ii) incur, assume, guaranty, or otherwise become liable in respect of any indebtedness for money borrowed which would result in Buyer assuming such liability hereunder after the Closing; (iii) delay the payment and discharge of any liability which, upon Closing, would be an Assumed Liability, because of the Transactions contemplated hereby; or (iv) encumber or voluntarily subject to any lien any Asset (except for Permitted Encumbrances);

          (d)   Maintain in force and effect the material property and liability insurance policies related to the FOP Facilities and the Assets;

          (e)   Not take any action which would cause any of Seller's representations and warranties set forth in Article 3 to be materially false as of the Closing;

          (f)    Not make Capital Expenditures, other than those contemplated on Schedule 2.6(c)(i), which would, pursuant to the provisions of Section 2.6(c), result in an upward adjustment of the Purchase Price pursuant to Section 2.6(c)(i) in excess of $250,000 in the aggregate, except for purchases under agreements in existence as of the date hereof that would constitute Assumed Liabilities as of such date, Capital Expenditures set forth on Schedule 2.6(c)(i), or Capital Expenditures otherwise approved in writing by Buyer;

Provided that nothing in this Section shall (i) obligate Seller to make expenditures other than in the ordinary course of business and consistent with practices of the recent past or to otherwise suffer any economic detriment, (ii) preclude Seller from paying, prepaying or otherwise satisfying any liability which, if outstanding as of the Closing Date, would be an Assumed Liability or an Excluded Liability, (iii) preclude Seller from incurring any liabilities or obligations to any third party in connection with obtaining such party's consent to any transaction contemplated by this Agreement or the Related Agreement provided such liabilities and obligations under this clause (iii) shall be Excluded Liabilities pursuant to Section 2.4(g) hereof if not approved in advance by Buyer (which approval shall not be unreasonably withheld or delayed), or (iv) preclude Seller from instituting or completing any program designed to promote compliance or comply with Laws or other good business practices respecting the FOP Facilities.

        Section 6.4 Environmental Matters.

          (a)   Remediation. Seller shall remain responsible for the cost and performance of Remediation Measures solely to the extent that such Remediation Measures are required under Environmental Law by any Governmental Body and are part of the Excluded Liabilities. In addition, Seller may undertake such Remediation Measures as it reasonably determines are required under Environmental Law or which it otherwise reasonably believes are appropriate but it shall not be obligated to do so under the terms hereof. Notwithstanding the foregoing, Seller shall have no obligation to undertake Remediation Measures in respect of environmental conditions that are assumed by the Buyer, including but not limited to any FOP Decommissioning Costs. Neither shall the Seller have any responsibility for the cost or performance of Remediation Measures undertaken by the Buyer, any Buyer Subsidiary or any Affiliate of Buyer or of any Buyer Subsidiary, except to the extent such costs are included in Losses (as defined in Section 12.3(a)) for which the Buyer or such Buyer Subsidiary is entitled to indemnification under Article 12. With respect to any Remediation Measure undertaken by Seller pursuant to the first sentence of this paragraph, Seller shall be deemed to have discharged such undertaking and its obligations with respect thereto whenever it has paid the cost of such Remediation Measure and it has either received written notice from the pertinent Governmental Body or Bodies that no further material Remediation Measures are then required or, if such Governmental Body or Bodies have not responded within a reasonable time to Seller's request for such written notice, whenever Seller has reasonably and in good faith determined that no such further material Remediation Measures are then required.

          (b)   Performance of Work. Prior to commencing any Remediation Measures after the Closing or presenting after the Closing any plan for Remediation Measures to any Governmental Body having jurisdiction over such Remediation Measures or to any Person making a Third Party Claim for which Seller is responsible under the provisions of Article 12, Seller shall meet and consult with Buyer in good faith concerning such Remediation Measures or plan, as the case may be. In connection with the performance of any Remediation Measures by Seller, Seller shall:

            (i)    Provide the Buyer with reasonable notice of any meetings with any such Governmental Body or any such other Person to afford Buyer or its representatives the right to participate in such meetings;

            (ii)   Provide the Buyer with a reasonable opportunity to preview and comment upon any submissions Seller plans to deliver or submit to any such Governmental Body or any such other Person;

            (iii)  Meet and consult with the Buyer in good faith over the time, manner and conditions for the completion of the Remediation Measures, so as to (and Seller shall) avoid, to the extent reasonably practicable material interference with business conducted or planned to be conducted at the site in question;

            (iv)  Except to the extent that exigencies require shorter or no notice, provide the Buyer with five (5) Business Days' prior notice (which may be oral) of material actions to be taken at the site in question in connection with Remediation Measures undertaken by Seller, and permit the Buyer the opportunity to have its representatives present to observe such Remediation Measures;

            (v)   Properly dispose of all Hazardous Materials removed from the soil or groundwater of the site in question in connection with such Remediation Measures, Seller hereby agreeing that it shall be deemed to be the "owner," "operator," "generator," or other Person responsible for "arranging for the transportation" of such Hazardous Materials and "in charge" of the "facility" for such purposes, as such terms are defined in applicable Environmental Laws, and further agreeing that no such removed Hazardous Materials shall be stored on any real estate included in the Assets for longer than is reasonably necessary (which may, if necessary, include time to characterize such materials and arrange for disposal);

            (vi)  Indemnify, defend and protect the site in question, the Buyer, any applicable Buyer Subsidiary and any applicable lender from the imposition of any lien of contractors and subcontractors performing work in connection with the Remediation Measures;

            (vii) Be responsible for, and indemnify, defend and protect the Buyer and any applicable Buyer Subsidiary against, any property damage or personal injury incurred by Buyer or such Buyer Subsidiary or any other Person as a result of Remediation Measures conducted by or under the auspices of Seller;

            (viii)   After completion of any remediation project, make reasonable efforts to restore the surface of the site involved to a condition substantially similar to its condition prior to the performance of the Remediation Measures, subject to any intervening changes in surface conditions not caused by such Remediation Measures;

            (ix)  Retain a reputable environmental consulting firm for the purposes of consulting upon such Remediation Measures, which firm shall be subject to Buyer's prior written approval, which will not be unreasonably withheld;

            (x)   In connection with carrying out such Remediation Measures, comply with applicable Law, including Laws relating to worker safety; and

            (xi)  Permit the Buyer to have one or more representatives present to observe physical work conducted at the FOP Facilities in the course of carrying out such Remediation Measures, and provide Buyer with reasonable access to and copies of records concerning the performance of such physical work.

          (c)   Buyer Covenants. With respect to the Seller's rights and obligations in respect of Remediation Measures, Buyer agrees as follows:

            (i)    It will grant to Seller any easements or licenses (in recordable form, and in form and substance reasonably acceptable to Seller) as reasonably necessary to allow Seller and its representatives and agents, at any time, to enter upon the real property included in the Assets, to use all facilities or equipment located thereon (at Seller's sole cost and risk, and subject to its availability after accounting for Buyer's reasonable, good faith needs) and install equipment for the purpose of performing the Remediation Measures, and to carry out its rights and obligations under this Section 6.4, and it will not relocate, disturb or interfere with such equipment or the performance of such Remediation Measures in compliance with the provisions of this Section 6.4;

            (ii)   It will provide Seller and its representatives and agents with reasonable access to environmental and other relevant records (other than those which are privileged) respecting the site as reasonably necessary for the purpose of carrying out such Remediation Measures and will provide Seller with copies of all material correspondence and communications with Governmental Bodies about such Remediation Measures;

            (iii)  It will not submit, or cause to be submitted, to any Governmental Body any information or comments concerning any Remediation Measures undertaken by Seller except for information routinely submitted to Governmental Bodies or as may be otherwise required by Law; and

            (iv)  It will consult with Seller in good faith prior to extracting, excavating or removing any soil or groundwater at any of the FOP Facilities or otherwise disturbing or disrupting the same and will otherwise make reasonable efforts to avoid taking any action, and will take reasonable steps to cause others to avoid taking any action, that will increase or accelerate any of Seller's obligations hereunder including with respect to Remediation Measures.

          (d)   Seller's Environmental Site Assessments. Seller shall exercise its best efforts (without increased out-of-pocket costs to Seller) to cause the consultants which issued the environmental site assessments referenced in Section 3.7 to permit Buyer and any lender providing project financing to Buyer with respect to, and secured by, any of the FOP Facilities to rely on such reports to the full extent (but no further) that Seller may rely on such reports.

ARTICLE 7
ADDITIONAL COVENANTS OF BUYER

        Section 7.1 Waiver of Bulk Sales Law Compliance. Subject to the indemnification provisions of Section 12.3(a)(iii) hereof, Buyer hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which Assets are located and all other similar laws applicable to bulk sales and transfers.

        Section 7.2 Resale Certificate. Buyer agrees, and will cause each Buyer Subsidiary, to furnish to Seller any resale certificate or certificates or other similar documents reasonably requested by Seller to comply with pertinent sales and use tax laws.

        Section 7.3 Conduct Pending Closing. Prior to consummation of the Transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Seller shall otherwise consent in writing, Buyer shall not take any action which would cause any of Buyer's representations and warranties set forth in Article 4 to be materially false as of the Closing.

        Section 7.4 Securities Offerings. Buyer hereby agrees to indemnify and hold harmless Seller and each of its Affiliates, in accordance with the provisions of Section 12.4(a)(ii), against any and all Losses, as incurred, arising out of the offer or sale by Buyer or any Buyer Subsidiary of securities, except to the extent that such Loss arises from any untrue statement or alleged untrue statement of a material fact contained in any such securities offering materials or prospectus used by Buyer or any Buyer Subsidiary or its or their representatives, or from the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, which untrue or alleged untrue statement or omission or alleged omission is made in reliance upon and in conformity with written information furnished to Buyer by Seller under a cover letter from Seller's counsel stating that such information is expressly for use in such offering materials or prospectus.

        Section 7.5 Notice of Closure. Without in any way limiting Buyer's notice obligations under any Related Agreement, Buyer shall provide Seller with ninety (90) days' prior written notice before shutting down the operation of the FOP Business or any material portion of the Assets (other than on a temporary basis) prior to the expiration of ninety (90) days following the Closing.

        Section 7.6 Release. Except for the Excluded Liabilities and to the extent of Seller's obligations hereunder or under any Related Agreement, including without limitation its obligations under Section 6.4 and Article 12 (including without limitation Seller's obligations under Article 12 as a result of the breach of any provision hereof, including those of Article 3), Buyer on behalf of itself and each Buyer Subsidiary and each successor or assign thereof, hereby waives its right to recover from Seller or from any Affiliate or Seller or any Person acting on behalf of Seller or any such Affiliate, and forever releases and discharges Seller, and any such Affiliate and any such other Person, from any and all damages, claims, losses, liabilities, penalties, fines, liens, judgments, costs, or expenses whatsoever (including, without limitation, attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the ownership, possession, use or operation of the Assets prior to or after the Closing, including, but not limited to the application of Environmental Law thereto. In this regard, Buyer on behalf of itself and each Buyer Subsidiary, and each successor or assign thereof, expressly waives any and all rights and benefits that it now has, or in the future may have conferred upon it by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor. Buyer on behalf of itself and each Buyer Subsidiary, and each successor or assign thereof, hereby further acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to claims, losses and liabilities that are presently unknown, unanticipated and unsuspected, that the release contained herein has been negotiated and agreed upon in light of such awareness, and that it nevertheless hereby intends to be bound to the release set forth above.

        In this regard, Buyer on behalf of itself and each Buyer Subsidiary expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

        Section 7.7 Pipe Line Obligations. Buyer acknowledges and agrees that the FOP Facilities are subject to CPUC regulation as a "Pipe Line," a "Pipe Line Corporation" and a "Public Utility" under the provisions of Section 227, 228 and 216, respectively, of the California Public Utilities Code. Buyer acknowledges and agrees that it will continue to operate as a "Pipe Line" subject to CPUC regulation until the CPUC authorizes the Buyer, or its successors, to cease operating as a "Pipe Line."

ARTICLE 8
BUYER'S CONDITIONS TO CLOSING

        The obligations of Buyer to consummate the Transactions with respect to the Assets and Assumed Liabilities shall be subject to fulfillment at or prior to the Closing of the following conditions, unless Buyer waives in writing such fulfillment:

        Section 8.1 Performance of Agreement. Seller shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing.

        Section 8.2 Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in Article 3 of this Agreement shall be true in all material respects as to the Assets and as of the date of this Agreement (unless the inaccuracy or inaccuracies which would otherwise result in a failure of this condition have been cured as of the Closing) and as of the Closing (as updated by the revising of Schedules contemplated by Section 6.2) as if made as of such time, provided that any such update shall not have disclosed any material adverse change in the physical condition, ownership, or transferability of the Assets or any material additions to Assumed Liabilities.

        Section 8.3 Officers' Certificate. Buyer shall have received from Seller an officers' certificate, executed on Seller's behalf by its chief executive officer, president, chief financial officer or treasurer (in his or her capacity as such) dated the Closing Date and stating that the conditions in Sections 8.1 and 8.2 above have been met.

        Section 8.4 Approvals. The waiting period under the HSR Act shall have expired or been terminated, and, subject to the provisions of Section 2.8, all approvals, consents, authorizations and waivers from Governmental Bodies and all approvals, consents, authorizations and waivers from other third parties (collectively "Approvals") required for Buyer to acquire the Assets and operate the FOP Facilities materially in accordance with the manner in which it was operated by Seller prior to the Closing, shall have been obtained. Without limiting the generality of the foregoing, the CPUC shall have approved Seller's application to sell the Assets in accordance with the terms hereof pursuant to §851 of the California Public Utilities Code, and the Buyer shall have approved any modifications to this Agreement and to the Transactions required by the CPUC, any conditions to the effectuation of the Transactions required by the CPUC, and restrictions, if any, upon Buyer's ownership and operation of the Assets imposed by the CPUC, to the extent that such modifications, conditions and restrictions, if any, are not contemplated by this Agreement and the Related Agreement and would, individually or in the aggregate, result in a Material Adverse Effect upon the Buyer or its ownership and operation of the Assets after the Closing, it being agreed that the Buyer shall be deemed to have approved of such CPUC decision and any such modifications, conditions or restrictions contained therein that are not disapproved by Buyer in a written notice to Seller given no later than five (5) Business Days following such decision by the CPUC.

        Section 8.5 No Restraint. There shall be no:

          (a)   Injunction, restraining order or order of any nature issued by any court of competent jurisdiction or Governmental Body which directs that the Transactions contemplated hereby shall not be consummated as herein provided or compels or would compel Buyer to dispose of or discontinue, or materially restrict the operations of, any significant portion of the Assets with respect thereto as a result of the consummation of the Transactions contemplated hereby;

          (b)   Suit, action or other proceeding by any Governmental Body pending or threatened (pursuant to a written notification), wherein such complainant seeks the restraint or prohibition of the consummation of the Transactions or seeks to compel, or such complainant's actions would compel, Buyer to dispose of or discontinue, or materially restrict the operations of, any significant portion of the Assets with respect thereto as a result of the consummation of the Transactions contemplated hereby; or

          (c)   Action taken, or law enacted, promulgated or deemed applicable to the Transactions related to such FOP Facilities, by any Governmental Body which would render the purchase and sale of the FOP Facilities illegal or which would threaten the imposition of any penalty or material economic detriment upon Buyer if such purchase and sale were consummated;

        Section 8.6 Title Insurance. Title to Assets comprised of interests in real property other than Pipeline Rights shall have been evidenced by the willingness of Stewart Title Company (or an Affiliate thereof) or another title company acceptable to Buyer and Seller (the "Title Insurer") to issue at regular rates ALTA owner's, or lessee's, as the case may be, extended coverage policies of title insurance (1990 Form B) (the "Title Policies"), with the general survey and creditors' rights exceptions removed, in amounts equal to the respective portions of the Purchase Price allocated to such interests, showing title to such interests in such real property vested in Buyer or the pertinent Buyer Subsidiary subject to transfer of such interest to Buyer or the pertinent Buyer Subsidiary. Such Title Policies shall show title vested in Buyer or the pertinent Buyer Subsidiary subject to:

          (a)   A lien or liens to secure payment of real estate taxes not delinquent;

          (b)   Exceptions set forth in the pro forma Title Policies attached to Schedule 8.6(b), other than the exceptions listed on Schedule 8.6(b) as disapproved;

          (c)   Matters created by, or with the consent of, Buyer; and

          (d)   Other possible minor matters that in the aggregate are not substantial in amount and do not materially detract from or interfere with the present or intended use of such real property, including such minor matters as may be disclosed by surveys taken after the date hereof.

The willingness of the Title Insurer to issue the Title Policies shall be evidenced either by the issuance thereof at the Closing or by the Title Insurer's delivery of written commitments or binders, dated as of the Closing, to issue such Title Policies within a reasonable time after the Closing Date, subject to actual transfer of the real property in question. If the Title Insurer is unwilling to issue any such Title Policy, it shall be required to provide Buyer and Seller, in writing, notice setting forth the reason(s) for such unwillingness as soon as practicable. Seller shall have the right to seek to cure any defect which is the reason for such unwillingness, and to extend the Closing and the Termination Date, if necessary, for a period of up to ten (10) Business Days to provide to Seller the opportunity to cure. In the event that, despite Seller's efforts to cure, the Title Insurer remains unwilling to issue any such Title Policy on the Closing Date (as may be extended as provided herein), then, at the election of Buyer, and without affecting the other conditions of the parties to consummation of the Transactions, such real property interests not covered by such a Title Policy shall not be included in the Assets and shall be deemed to be Excluded Assets, and liabilities associated therewith that would otherwise be Assumed Liabilities shall be deemed to be Excluded Liabilities; and Buyer and Seller shall negotiate in good faith prior to the Closing Date an adjustment in the Purchase Price based on the Allocation Schedule. If the parties cannot agree upon such adjustment, then the disagreement shall be resolved in accordance with Section 2.9. Notwithstanding the foregoing, Buyer or the pertinent Buyer Subsidiary may accept such title to any such property interests as the Seller may be able to convey, and such title insurance with respect to the same as the Title Insurer is willing to issue, in which case such interests shall be conveyed as part of the Assets without reduction of the Purchase Price or any credit or allowance against the same and without any other liability on the part of Seller.

        Section 8.7 Related Agreement. Seller shall have executed and delivered, as of the Closing, the Related Agreement.

        Section 8.8 Casualty; Condemnation.

          (a)   Casualty. If any part of the Assets is damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part prior to the Closing, and the fair market value of such damage or destruction or the cost of repair of the Assets that were damaged, lost or destroyed is less than fifteen percent (15%) of the aggregate Purchase Price, Seller shall, at its option, either (i) reduce the Purchase Price by the lesser of the fair market value of the Assets damaged or destroyed (such value to be determined as of the date immediately prior to such damage or destruction), or the estimated cost to repair or restore the same (any disagreement with respect thereto being resolved in accordance with Section 2.9), (ii) upon the Closing, transfer the proceeds or the rights to the proceeds of applicable insurance to Buyer, provided that the proceeds are obtainable without delay and are sufficient to fully restore the damaged Assets, or (iii) repair or restore such damaged or destroyed Assets and, at Seller's election, delay the Closing and the Termination Date for a reasonable time necessary to accomplish the same. If any part of the Assets are damaged or destroyed (whether by fire, theft, vandalism or other cause or casualty) in whole or in part prior to the Closing and the lesser of the fair market value of such Assets or the cost of repair is greater than fifteen percent (15%) of the aggregate Purchase Price, then Buyer may elect either to (x) require Seller upon the Closing to transfer the proceeds (or the right to the proceeds) of applicable insurance to Buyer and Buyer may restore or repair the Assets, or (y) terminate this Agreement with respect to the damaged or destroyed Assets with a reduction in the Purchase Price determined in accordance with Section 2.9.

          (b)   Condemnation. From the date hereof until the Closing, in the event that any material portion of the Assets becomes subject to or is threatened with any condemnation or eminent domain proceedings, then Buyer, at its option, may, (i) if such condemnation, if successful, would not practically preclude the operation of the balance of the Assets for the purposes and to the extent for which the FOP Facilities as a whole were intended, elect to terminate this Agreement with respect only to that part which is condemned or threatened to be condemned with a reduction in the Purchase Price determined as provided in Section 8.8(a) above, or (ii) if such condemnation, if successful, would practically preclude the operation of the balance of the FOP Facilities for the purposes for which they are intended, elect to terminate this Agreement.

        Section 8.9 Opinion of Counsel. Buyer shall have received, on and as of the Closing Date, a customary closing opinion of either inside or outside counsel to Seller, subject to customary conditions and limitations in substantially the form attached hereto as Schedule 8.9.

        Section 8.10 Receipt of Other Documents. Buyer shall have received the following:

          (a)   Certified copies of the resolutions of Seller's board of directors respecting this Agreement, the Related Agreement and the Transactions;

          (b)   Certified copies of Seller's Charter Documents, together with a certificate of the corporate secretary of Seller that none of such documents have been amended;

          (c)   One or more certificates as to the incumbency of each officer of Seller who has signed the Agreement, any Related Agreement or any certificate, document or instrument delivered pursuant to the Agreement or any Related Agreement;

          (d)   A good standing certificate for Seller from the Secretary of State of California, dated as of a date not earlier than fifteen (15) Business Days prior to the Closing Date;

          (e)   Copies of all current Licenses relevant to operation of the FOP Facilities and all third party and governmental consents, permits and authorizations that Seller has received in connection with the Agreement, the Related Agreement and the Transactions to occur at the Closing; and

          (f)    Certificates of non-foreign status in the form required by Section 1445 of the Internal Revenue Code duly executed by Seller.

        Section 8.11 Limitation on Adjustments. There shall not have been adjustments to the Purchase Price arising under the Adjustment Sections (except for adjustments under Section 2.6(c) or adjustments under Section 2.9 related to adjustments required by Section 2.6(c)) exceeding in the aggregate thirty percent (30%) of the aggregate Purchase Price.

        Section 8.12 Lien. The Bank of New York or any successor thereto shall have delivered all documents necessary, subject to filing in the appropriate jurisdiction, to remove the lien on the Assets imposed by the Trust Indenture dated October 1, 1923.

ARTICLE 9
SELLER'S CONDITIONS TO CLOSING

        The obligations of Seller to consummate the Transactions with respect to the Assets and Assumed Liabilities shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Seller waives in writing such fulfillment:

        Section 9.1 Performance of Agreement. Buyer shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing.

        Section 9.2 Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article 4 of this Agreement shall be true in all material respects as of the date of this Agreement (unless the inaccuracy or inaccuracies which would otherwise result in a failure of this condition have been cured by the Closing) and as of the Closing as if made as of such time.

        Section 9.3 Officers' Certificate. Seller shall have received from Buyer an officers' certificate, executed on Buyer's behalf by its chief executive officer, president, chief financial officer or treasurer (in his or her capacity as such) dated the Closing Date and stating that the conditions in Sections 9.1 and 9.2 above have been met.

        Section 9.4 Approvals. The waiting period under the HSR Act shall have expired or been terminated, and, subject to the provisions of Section 2.8, all Approvals required for Seller to consummate the Transactions with respect to such FOP Facilities shall have been obtained. Without limiting the generality of the foregoing, the CPUC shall have approved Seller's application to sell the Assets in accordance with the terms hereof pursuant to §851 of the California Public Utilities Code, and the Seller shall have approved the ratemaking treatment of the Transactions and the effects of the Transactions ordered by the CPUC and the calculation and recovery of transition costs arising therefrom and related thereto. The Seller shall have additionally approved any material modifications to this Agreement and to the Transactions made or ordered by the CPUC, any material conditions to the effectuation of the Transactions required by the CPUC, and material restrictions, if any, upon Seller and its operations after the Closing required by the CPUC, it being agreed that the Seller shall be deemed to have approved of any such modifications, conditions or restrictions that are not disapproved by Seller in a written notice to Buyer given no later than five (5) Business Days following such decision by the CPUC.

        Section 9.5 No Restraint. There shall be no:

          (a)   Injunction, restraining order or order of any nature issued by any court of competent jurisdiction or Governmental Body which directs that the Transactions contemplated hereby shall not be consummated as herein provided;

          (b)   Suit, action or other proceeding by any Governmental Body pending or threatened (pursuant to a written notification), wherein such complainant seeks the restraint or prohibition of the consummation of the Transactions or otherwise constrains consummation of the Transactions on the terms contemplated herein; or

          (c)   Action taken, or law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Body which would render the purchase and sale of the Assets illegal or which would threaten the imposition of any penalty or material economic detriment upon Seller if such Transactions were consummated;

provided that the parties will use their reasonable efforts to litigate against, and to obtain the lifting of, any such injunction, restraining or other order, restraint, prohibition, action, suit, law or penalty; and

        Section 9.6 Related Agreement. Except as otherwise permitted by Section 2.5(c), Buyer and each pertinent Buyer Subsidiary shall have executed and delivered, as of the Closing, the Related Agreement.

        Section 9.7 Opinion of Counsel. Seller shall have received, on and as of the Closing Date, a customary closing opinion of either inside or outside counsel to Buyer, subject to customary conditions and limitations in substantially the form attached hereto as Schedule 9.7.

        Section 9.8 Receipt of Other Documents. Seller shall have received the following:

          (a)   Certified copies of the resolutions of Buyer's and each pertinent Buyer Subsidiary's board of directors respecting this Agreement, the Related Agreement and the Transactions, together with certified copies of any shareholder resolutions which are necessary to approve the execution and delivery of this Agreement and the Related Agreement and/or the performance of the obligations of Buyer and each pertinent Buyer Subsidiary hereunder and thereunder;

          (b)   Certified copies of Buyer's and each pertinent Buyer Subsidiary's Charter Documents, together with a certificate of the corporate secretary of Buyer and each pertinent Buyer Subsidiary that none of such documents have been amended;

          (c)   One or more certificates as to the incumbency of each officer of Buyer and each pertinent Buyer Subsidiary who has signed the Agreement, any Related Agreement or any certificate, document or instrument delivered pursuant to the Agreement or any Related Agreement;

          (d)   A good standing certificate for Buyer and each pertinent Buyer Subsidiary from the Secretary of State of their respective states of incorporation, dated as of a date not earlier than fifteen (15) Business Days prior to the Closing Date; and

          (e)   Copies of all current Licenses of Buyer and each pertinent Buyer Subsidiary relevant to operation of the FOP Facilities and all third party and governmental consents, permits and authorizations that Buyer and each pertinent Buyer Subsidiary has received in connection with the Agreement, the Related Agreement and the Transactions to occur at the Closing.

        Section 9.9 Limitation on Adjustments. There shall not have been adjustments to the Purchase Price arising under the Adjustment Sections (except for adjustments under Section 2.6(c) or adjustments under Section 2.9 related to adjustments required by Section 2.6(c)) exceeding in the aggregate thirty percent (30%) of the aggregate Purchase Price.

        Section 9.10 Designation as Public Utility; Continued Operation. Buyer shall be designated as a "Public Utility" by the CPUC under the applicable provisions of the California Public Utilities Code. Seller hereby acknowledges that, although Buyer is bound under this Agreement to operate the Assets in compliance with all applicable federal, state and local laws, rules, and regulations, Buyer reserves the right to apply for modifications to the mitigation measures spelled out in the document known as the "Final Negative Declaration: Edison Fuel Oil and Storage System Expanded Utilization Proposal" dated August 1994 (the "FND"). The parties to this Agreement hereby acknowledge that Buyer is not waiving any of its legal or equitable rights to apply to any appropriate Governmental Body or other Person to change, modify, alter, amend, or otherwise adjust the obligations of Buyer, if any, as set forth in the FND. Buyer reserves all rights in connection with the FND and does not intend to bind itself to the terms and conditions of the FND by entering into this Agreement. Notwithstanding the foregoing terms and conditions, Buyer acknowledges that it is obligated to abide by all applicable duties and obligations as set forth in this Agreement and this paragraph is not intended to alter those obligations in any way.

        Section 9.11 Lien. The Bank of New York or any successor thereto shall have delivered all documents necessary, subject to filing in the appropriate jurisdiction, to remove the lien on the Assets imposed by the Trust Indenture dated October 1, 1923.

ARTICLE 10
CLOSING

        Section 10.1 Closing. Subject to the terms and conditions hereof, the consummation of the Transactions (the "Closing") shall occur at the offices of the Seller or a mutually agreeable place or places within five (5) Business Days after all of the conditions set forth in Article 8 and Article 9 hereof have been satisfied or waived or at such other time as the parties may agree, but in no event later than the Termination Date set forth in Section 11.1(c). The date on which the Closing actually occurs is referred to herein as the "Closing Date." The Closing shall be effective for all purposes as to the Assets and Assumed Liabilities at 11:59 p.m., Pacific time, on the Closing Date. At the Closing and subject to the terms and conditions hereof, the following will occur:

          (a)   Deliveries by Seller. Seller shall deliver to Buyer such instruments of transfer and conveyance properly executed and acknowledged by Seller in customary form mutually agreed to by the Seller and Buyer necessary to transfer to and vest in Buyer and/or the pertinent Buyer Subsidiaries all of Seller's right, title and interest in and to the Assets or which may be required by the Title Insurer, including, without limitation:

            (i)    Bills of sale and assignment in respect of the Assets;

            (ii)   Grant deeds properly executed and acknowledged by Seller with respect to each of the Owned Real Properties included in the Assets and the real property owned in fee comprising a portion of the Pipeline Rights (subject to easements or interests reserved in accordance with Section 2.11);

            (iii)  Assignment and assumption agreements properly executed and acknowledged by Seller with respect to each Real Property Lease included in the Assets and any real property lease or sublease comprising a portion of the Pipeline Rights (subject to easements or interests reserved in accordance with Section 2.11);

            (iv)  Instruments of transfer, sufficient to transfer personal property interests that are included in the Assets but not otherwise transferred by the bills of sale and assignment referred to in clause (i) above, properly executed and acknowledged in the form customarily used in commercial transactions in California; and

            (v)   Possession of the Assets.

          (b)   Deliveries by Buyer. Buyer shall, or shall cause the Buyer Subsidiaries to, deliver to Seller immediately available funds, by way of wire transfer to an account or accounts designated by Seller, in an amount equal to the Purchase Price and such instruments of assumption properly executed and acknowledged by Buyer and the pertinent Buyer Subsidiaries in customary form mutually agreed to by the Buyer and Seller necessary for Buyer to assume the Assumed Liabilities, including, without limitation:

            (i)    Assignment and assumption agreements properly executed and acknowledged by Buyer and the pertinent Buyer Subsidiaries with respect to each Real Property Lease included in the Assets and any real property lease or sublease comprising a portion of the Pipeline Rights (subject to easements or interests reserved in accordance with Section 2.11); and

            (ii)   An assumption agreement or assumption agreements in favor of Seller.

            (iii)  Buyer shall also make payment to J.P. Morgan in immediately-available funds the amount payable to J.P. Morgan pursuant to Section 2 of that certain engagement letter dated April 6, 2001 by and between Seller and J.P. Morgan as set forth on Schedule 10.1(b)(iii).

        Section 10.2 Escrow. If either of the parties desires to consummate the Closing through an escrow, an escrow shall be opened with, and the escrow agent shall be, the Title Insurer or an Affiliate thereof (the "Escrow Agent"), by depositing a fully executed copy of this Agreement with Escrow Agent to serve as escrow instructions. This Agreement shall be considered the primary escrow instructions between the parties, but the parties shall execute such additional standard escrow instructions as Escrow Agent shall require in order to clarify the duties and responsibilities of Escrow Agent. In the event of any conflict between this Agreement and such additional standard escrow instructions, this Agreement shall prevail. If the Closing is to be consummated through the Escrow Agent, the parties shall deliver the funds, instruments of sale, assignment, conveyance and assumption called for by Section 10.1 to the Escrow Agent, and on the Closing Date, the Escrow Agent shall close the escrow by:

          (a)   Causing the deeds for the Owned Real Properties and the real property owned in fee comprising a portion of the Pipeline Rights, the assignments of the Real Property Leases and the real property leases and subleases comprising a portion of the Pipeline Rights, and any other documents which the parties may mutually designate to be recorded in the official records of the appropriate counties in which the pertinent Assets are located;

          (b)   Delivering to Seller by wire transfer of immediately available funds, to an account or accounts designated by Seller, the amounts called for by Section 10.1; and

          (c)   Delivering to Buyer or Seller, as the case may be, the other instruments referred to in Section 10.1.

        Section 10.3 Prorations. Items of expense and income (if any) affecting the Assets and the Assumed Liabilities that are customarily pro-rated, including, without limitation, real and personal property taxes, utility charges, charges arising under leases, insurance premiums, and the like, shall be pro-rated between Seller and Buyer and the pertinent Buyer Subsidiaries as of the Closing Date.

ARTICLE 11
TERMINATION

        Section 11.1 Termination. Any Transactions contemplated hereby that have not been consummated may be terminated:

          (a)   At any time, by mutual written consent of Seller and Buyer; or

          (b)   By either Buyer or Seller, as the case may be, upon thirty (30) days' written notice given any time after (i) the issuance of an order by the CPUC disapproving this Agreement and the consummation of the Transactions or otherwise approving of this Agreement or the Transactions in a manner that fails to meet the conditions of the terminating party set forth in Sections 8.4 or 9.4, as the case may be, (ii) two hundred and ten (210) days have elapsed from the filing after the date hereof of the application for the CPUC's approval of this Agreement and the Transactions contemplated hereby if, prior to the date such notice is given, the CPUC has not issued an order approving this Agreement and the Transactions on terms that meet the conditions of the terminating party set forth in Sections 8.4 or 9.4, as the case may be, it being understood that such two hundred and ten (210) day period shall not include any period after such order during which applications for rehearing or modification or judicial appeals or remedies are pending; or

          (c)   By one party upon written notice to the other if there has been a material default or breach under this Agreement by the other party which is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by the other party of written notice from the terminating party specifying with particularity such breach or default; or

          (d)   By either Buyer or Seller upon written notice to the other party, if (i) the Closing shall not have occurred by the Termination Date; or (ii) (A) in the case of termination by Seller, the conditions set forth in Article 9 for the Closing cannot reasonably be met by the Termination Date and (B) in the case of termination by Buyer, the conditions set forth in Article 8 for the Closing cannot reasonably be met by the Termination Date, unless in either of the cases described in clauses (A) or (B), the failure of the condition is the result of the material breach of this Agreement by the party seeking to terminate. The Termination Date for the Closing shall be February 1, 2003. Such date, or such later date as may be specifically provided for in this Agreement (including any date arising under operation of Sections 2.9, 8.6, and 8.8(a) hereof) or agreed upon by the parties, is herein referred to as the "Termination Date." Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise.

        Section 11.2 Effect of Termination. If there has been a termination pursuant to Section 11.1, then this Agreement shall be deemed terminated, and all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 5.3, 5.4 and 7.4, Article 12 and Article 13 shall survive. In the event of such termination of this Agreement, there shall be no liability for damages on the part of a party to another under and by reason of this Agreement or the transactions contemplated hereby except as set forth in Article 12 and except for intentionally fraudulent acts by a party, the remedies for which shall not be limited by the provisions of this Agreement. The foregoing provisions shall not, however, limit or restrict the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

        Section 11.3 Modification of Terms. In the event the CPUC entertains, as an alternative to approval of this Agreement and the Transactions with the Buyer contemplated hereby, any proposal of one or more third parties to acquire the Assets from the Seller on terms and conditions that include a higher purchase price than the Purchase Price set forth herein, and such terms and conditions are acceptable to Seller, then and in that event, subject to such restrictions and requirements as the CPUC may impose upon Seller, the Seller shall exercise its best efforts to afford to the Buyer the right to enter into appropriate amendments and modifications of this Agreement to match such proposed alternative terms and conditions. Such right shall be exercisable by Buyer within three (3) Business Days after its receipt of written notice from the Seller that, in the Seller's good faith belief, the proposal of such third party or parties makes it unlikely that the CPUC will approve this Agreement and the Transactions contemplated hereby in a timely fashion and that the alternative terms and conditions are acceptable to Seller.

ARTICLE 12
SURVIVAL AND REMEDIES; INDEMNIFICATION

        Section 12.1 Survival. Except as may be otherwise expressly set forth in this Agreement, the representations, warranties, covenants and agreements of Buyer and Seller set forth in this Agreement, or in any writing required to be delivered in connection with this Agreement, shall survive the Closing Date.

        Section 12.2 Exclusive Remedy. Absent intentional fraud or unless otherwise specifically provided herein, the sole exclusive remedy for damages of a party hereto for any breach of the representations, warranties, covenants and agreements of the other party contained in this Agreement shall be the remedies contained in this Article 12.

        Section 12.3 Indemnity by Seller.

          (a)   Seller shall indemnify Buyer, each Buyer Subsidiary and their respective Affiliates and hold them harmless from and against any and all claims, demands, suits, loss, liability, damage and expense, including reasonable attorneys' fees and costs of investigation, litigation, settlement and judgment, as well as the Indemnitee's obligations to itself indemnify its directors, officers, attorneys, employees, subcontractors, agents and assigns (collectively "Losses"), which they may sustain or suffer or to which they may become subject as a result of:

            (i)    The inaccuracy of any representation or the breach of any warranty made by Seller in this Agreement;

            (ii)   The nonperformance or breach of any covenant or agreement made or undertaken by Seller in this Agreement; and

            (iii)  If the Closing occurs, the failure of Seller to pay, discharge or perform as and when due, any of the Excluded Liabilities (including, without limitation, the Excluded Liabilities enumerated in Sections 2.4(c), (d), (f) and (l), and any Losses as a result of or in connection with the failure of Seller to comply with any Bulk Sales Laws referred to in Section 7.1).

          (b)   The indemnification obligations of Seller provided above shall, in addition to the qualifications and conditions set forth in Sections 12.5 and 12.6, be subject to the following qualifications:

            (i)    With respect to claims of indemnity for breaches of representations and warranties under clause (a)(i)above:

              (A)  Written notice to Seller of such claim specifying the basis thereof must be made, or an action at law or in equity with respect to such claim must be served, before the second anniversary of the earlier to occur of the Closing Date or the date on which this Agreement is terminated, as the case may be, except that such time limitation shall not apply to breaches of the warranties contained in Sections 3.1, 3.2, 3.3 and 3.4;

              (B)  If the Closing occurs, Buyer, the Buyer Subsidiaries and their respective Affiliates shall be entitled only to recover the amount by which the aggregate Losses sustained or suffered by them as a result of circumstances described in such clause (a)(i) exceed one percent (1%) of the Purchase Price (the "Deductible Amount"), provided, however, that individual claims of Five Thousand Dollars ($5,000) or less shall not be aggregated for purposes of calculating either the Deductible Amount or the excess of Losses over the Deductible Amount; and

              (C)  If the Closing occurs, in no event shall Seller be liable to Buyer, the Buyer Subsidiaries and their respective Affiliates under clause (a)(i) for Losses in the nature of consequential damages, punitive damages, lost profits, damage to reputation or the like, but such damages shall be limited to out-of-pocket Losses and diminution in value, and to an aggregate limit of one hundred percent (100%) of the Purchase Price.

            (ii)   If the Closing occurs, Buyer, the Buyer Subsidiaries and their respective Affiliates shall not be entitled to indemnity under clause (a)(ii)-(iii) above except for out-of-pocket Losses actually suffered or sustained by them, and such indemnity shall not include Losses in the nature of consequential damages, punitive damages, lost profits, diminution in value, damage to reputation or the like; except that the provisions of this clause (b)(ii) shall not apply to a breach of Section 5.4.

        Section 12.4 Indemnity by Buyer.

          (a)   Buyer shall indemnify Seller and its Affiliates and hold them harmless from and against any and all Losses which they may sustain or suffer or to which they may become subject as a result of:

            (i)    The inaccuracy of any representation or the breach of any warranty made by Buyer in this Agreement;

            (ii)   The nonperformance or breach of any covenant or agreement made or undertaken by Buyer in this Agreement;

            (iii)  If the Closing occurs, the failure of Buyer to pay, discharge or perform as and when due, any of the Assumed Liabilities; and

            (iv)  If the Closing occurs, the ongoing operations of Buyer, the Buyer Subsidiaries and the Assets after the Closing Date, including, without limitation, the continuation or performance by Buyer or the Buyer Subsidiaries after the Closing Date of any agreement or practice of the Seller, subject to the further provisions of the Facilities Services Agreement.

          (b)   The indemnification obligations of Buyer provided above shall, in addition to the qualifications and conditions set forth in Sections 12.5 and 12.6, be subject to the following qualifications:

            (i)    Seller and its Affiliates shall not be entitled to indemnity for breaches of representations and warranties under clause (a)(i) unless written notice to Buyer of such claim specifying the basis thereof is made, or an action at law or in equity with respect to such claim is served, before the second anniversary of the earlier to occur of the Closing Date or the date on which this Agreement is terminated, as the case may be, except that such time limitation shall not apply to breaches of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, and 4.11;

            (ii)   If the Closing occurs, Seller and its Affiliates shall be entitled only to recover the amount by which the aggregate Losses sustained as a result of circumstances described in clause (a)(i)above exceed the Deductible Amount, provided, however, that individual claims of Five Thousand Dollars ($5,000) or less shall not be aggregated for purposes of calculating either the Deductible Amount of the excess of Losses over the Deductible Amounts; and

            (iii)  If the Closing occurs, Seller and its Affiliates shall not be entitled to indemnity under clauses (a)(ii)-(iii) above except for out-of-pocket Losses actually suffered or sustained by them and such indemnity shall not include Losses in the nature of consequential damages, punitive damages, lost profits, diminution in value, damage to reputation or the like, except that the provisions of this clause (b)(iii) shall not apply to a breach of Section 5.4.

        Section 12.5 Further Qualifications Respecting Indemnification. The right of a party (an "Indemnitee") to indemnity hereunder shall be subject to the following additional qualifications:

          (a)   The Indemnitee shall promptly upon its discovery of facts or circumstances giving rise to a claim for indemnification, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial, governmental or otherwise, by any third party (such third party actions being collectively referred to herein as "Third Party Claims"), give notice thereof to the indemnifying party (the "Indemnitor"), such notice in any event to be given within sixty (60) days from the date the Indemnitee obtains actual knowledge of the basis or alleged basis for the right of indemnity or such shorter period as may be necessary to avoid material prejudice to the Indemnitor; and

          (b)   In computing Losses, such amounts shall be computed net of any related recoveries to which the Indemnitee is entitled under insurance policies, or other related payments received or receivable from third parties, and net of any tax benefits actually received by the Indemnitee or for which it is eligible, taking into account the income tax treatment of the receipt of indemnification.

        Section 12.6 Procedures Respecting Third Party Claims. In providing notice to the Indemnitor of any Third Party Claim (the "Claim Notice"), the Indemnitee shall provide the Indemnitor with a copy of such Third Party Claim or other documents received and shall otherwise make available to the Indemnitor all relevant information material to the defense of such claim and within the Indemnitee's possession. The Indemnitor shall have the right, by notice given to the Indemnitee within fifteen (15) days after the date of the Claim Notice, to assume and control the defense of the Third Party Claim that is the subject of such Claim Notice, including the employment of counsel selected by the Indemnitor after consultation with the Indemnitee, and the Indemnitor shall pay all expenses of, and the Indemnitee shall cooperate fully with the Indemnitor in connection with, the conduct of such defense. The Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in (but not control) the defense of such Third Party Claim, but the fees and expenses of such counsel shall be borne by the Indemnitee unless the Indemnitor shall agree otherwise; provided, however, if the named parties to any such proceeding (including any impleaded parties) include both the Indemnitee and the Indemnitor, the Indemnitor requires that the same counsel represent both the Indemnitee and the Indemnitor, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnitor. If the Indemnitor shall have failed to assume the defense of any Third Party Claim in accordance with the provisions of this Section, then the Indemnitee shall have the absolute right to control the defense of such Third Party Claim, and, if and when it is finally determined that the Indemnitee is entitled to indemnification from the Indemnitor hereunder, the fees and expenses of Indemnitee's counsel shall be borne by the Indemnitor, provided that the Indemnitor shall be entitled, at its expense, to participate in (but not control) such defense. The Indemnitor shall have the right to settle or compromise any such Third Party Claim for which it is providing indemnity so long as such settlement does not impose any obligations on the Indemnitee (except with respect to providing releases of the third party). The Indemnitor shall not be liable for any settlement effected by the Indemnitee without the Indemnitor's consent except where the Indemnitee has assumed the defense because Indemnitor has failed or refused to do so. The Indemnitor may assume and control, or bear the costs, of any such defense subject to its reservation of a right to contest the Indemnitee's right to indemnification hereunder, provided that it gives the Indemnitee notice of such reservation within fifteen (15) days of the date of the Claim Notice.

ARTICLE 13
GENERAL PROVISIONS

        Section 13.1 Notices. All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing, shall be delivered either in person, by telegraphic, facsimile or other electronic means, by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by telegraphic, facsimile or other electronic means, (b) one (1) Business Day after having been delivered to an air courier for overnight delivery or (c) three (3) Business Days after having been deposited in the U.S. mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

        If to Seller, addressed to:

    Southern California Edison Company
    2244 Walnut Grove Avenue
    Rosemead, California 91770
    Attn: Chief Executive Officer
    Facsimile: (626) 302-4737

        with a copy to counsel for Seller:

    Southern California Edison Company
    2244 Walnut Grove Avenue
    Rosemead, California 91770
    Attn: Treasurer
    Facsimile: (626) 302-4510

        If to Buyer or any Buyer Subsidiary, addressed to:

    PPS Holding Company
    555 17th Street, Suite 2400
    Denver, Colorado 80202
    Attn: Douglas L. Polson, President
    Facsimile: (303) 299-1425

        with a copy to:

    Pacific Energy Group LLC
    5900 Cherry Ave.
    Long Beach, California 90805
    Attn: Irvin Toole, Jr.
    Facsimile: (562) 728-2823

        and a copy to counsel for Buyer:

    PPS Holding Company
    555 17th Street, Suite 2400
    Denver, Colorado 80202
    Attn: Lynn T. Wood, Vice President and General Counsel
    Facsimile: (303) 299-1425

        Section 13.2 Attorneys' Fees. Subject to the provisions of Section 13.9, in any litigation or other proceeding relating to this Agreement (but excluding any proceedings under Section 2.9), the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

        Section 13.3 Successors and Assigns. Except as provided in Section 2.12, the rights under this Agreement shall not be assignable or transferable nor the duties delegable by either party without the prior written consent of the other; and nothing contained in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto, their permitted successors-in-interest and permitted assignees and any Person benefiting from the indemnities provided herein, any rights or remedies under or by reason of this Agreement unless so stated to the contrary. Notwithstanding the foregoing, Buyer may grant to its lenders a security interest in its rights under this Agreement or assign (after Closing) its rights hereunder to any Person or Persons acquiring the FOP Facilities; provided that neither the grant of any such interest, nor the foreclosure of any such interest, shall in any way release, reduce or diminish the obligations of Buyer to Seller hereunder.

        Section 13.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 13.5 Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

        Section 13.6 Entirety of Agreement; Amendments. This Agreement (including the Schedules and Exhibits hereto), the Related Agreement and the other documents and instruments specifically provided for in this Agreement and the Related Agreement contain the entire understanding between the parties concerning the subject matter of this Agreement and such other documents and instruments and, except as expressly provided for herein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein. This Agreement may be amended or modified only by an agreement in writing signed by each of the parties hereto. All Exhibits and Schedules attached to or delivered in connection with this Agreement are integral parts of this Agreement as if fully set forth herein.

        Section 13.7 Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

        Section 13.8 Waiver. The failure of a party to insist, in any one or more instances, on performance of any of the terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect. No waiver of any provision or condition of this Agreement by a party shall be valid unless in writing signed by such party or operational by the terms of this Agreement. A waiver by one party of the performance of any covenant, condition, representation or warranty of the other party shall not invalidate this Agreement, nor shall such waiver be construed as a waiver of any other covenant, condition, representation or warranty. A waiver by any party of the time for performing any act shall not constitute a waiver of the time for performing any other act or the time for performing an identical act required to be performed at a later time.

        Section 13.9 Arbitration

          (a)   Agreement to Arbitrate. Any controversy or claim arising out of or relating to this Agreement, or the breach or alleged breach hereof, shall, upon demand of either Seller or Buyer, be submitted to arbitration in the manner hereinafter provided, except with respect to adjustments to the Purchase Price (which are subject to mediation in accordance with Section 2.9). Seller and Buyer will make every reasonable effort to resolve any such controversy or claim without resort to arbitration. But in the event the parties are unable to effect a satisfactory resolution between themselves, such controversy shall be submitted to arbitration in accordance with the terms and provisions of this Section 13.9 and in accordance with the then current Commercial Arbitration Rules (hereinafter the "Rules") of the American Arbitration Association (or any successor organization) (hereinafter the "AAA"). Any such arbitration shall take place in Los Angeles, California and shall be administered by the AAA. In the event of any conflict between the terms and provisions of this Section 13.9 and the Rules, the terms and provisions of this Section 13.9 shall prevail.

          (b)   Submission to Arbitration. A party desiring to submit to arbitration any such controversy shall send a written arbitration demand to the AAA and to the opposing party. The demand shall set forth a clear and complete statement of the nature of the claim, its basis, and the remedy sought, including the amount of damages, if any. The opposing party may, within thirty days of receiving the arbitration demand, assert a counterclaim and/or set-off. The counterclaim or set-off, which shall be sent to the AAA and the opposing party, shall include a clear and complete statement of the nature of the counterclaim or set-off, its basis, and the remedy sought, including the amount of damages, if any.

          (c)   Selection of Arbitration Panel. The dispute shall be decided by a panel of three neutral arbitrators selected as follows. The AAA shall submit to the parties, within ten days after receipt of an arbitration demand, a list of eleven potential arbitrators consisting of retired federal or state court judges; provided that none of the potential arbitrators shall have (or have ever had) any material affiliation of any kind with either party. Each party shall, within five days, strike four, three, two, one or none of the arbitrators, rank the remaining arbitrators in order of preference (with "l" designating the most preferred, "2" the next most preferred and so forth) and so advise the AAA in writing. The AAA shall appoint the arbitrators with the best combined preference ranking on both lists and designate the most preferred arbitrator as presiding officer (in each case, selecting by lot, if necessary, in the event of a tie).

          (d)   Prehearing Discovery. There shall be no prehearing discovery except as follows. Subject to the authority of the presiding officer of the arbitration panel to modify the provisions of this paragraph before the arbitration hearing upon a showing of exceptional circumstances, each party (i) shall propound to the other no more than twenty (20) requests for production of documents, including subparts, and (ii) shall take no more than two (2) discovery depositions. Such discovery shall be conducted in accordance with the provisions and procedures of the federal Rules of Civil Procedure. No interrogatories or requests for admission shall be permitted. Disputes concerning discovery obligations or protection of discovery materials shall be determined by the presiding officer of the arbitration panel. The foregoing limitations shall not be deemed to limit a party's right to subpoena witnesses or the production of documents at the arbitration hearing, nor to limit a party's right to depose witnesses that are not subject to subpoena to testify in person at the arbitration hearing; provided, however, that the presiding officer of the arbitration panel may, upon motion, place reasonable limits upon the number and length of such testimonial depositions.

          (e)   Arbitration Hearing. The presiding officer of the arbitration panel shall designate the place and time of the hearing. The hearing shall be scheduled to begin within ninety (90) days after the filing of the arbitration demand (unless extended by the arbitration panel on a showing of exceptional circumstances) and shall be conducted as expeditiously as possible. In all events, the issues being arbitrated, which shall be limited to those issues identified in the initial claim and counter-claim submitted to the arbitration panel pursuant to Subsection (d) above, shall be submitted for decision within thirty (30) days after the beginning of the arbitration hearing. At least thirty (30) days prior to the beginning of the arbitration hearing, each party shall provide the other party and the arbitration panel with written notice of the identity of each witness (other than rebuttal witnesses) it intends to call to testify at the hearing, together with a detailed written outline of the substance of the anticipated testimony of each such witness. The arbitration panel shall not permit any witness to testify that was not so identified prior to the hearing and shall limit the testimony of each such witness to the matters disclosed in such outline. Subject to the foregoing, the parties shall have the right to attend the hearing, to be represented by counsel, to present documentary evidence and witnesses, to cross-examine opposing witnesses and to subpoena witnesses. The federal Rules of Evidence shall apply and the panel shall determine the competency, relevance, and materiality of evidence as appropriate. The panel shall recognize privileges available under applicable law. A stenographic record shall be made of the arbitration proceedings.

          (f)    Award. The panel's award shall be made by majority vote of the panel. An award in writing signed by at least two of the panel's arbitrators shall set forth the panel's findings of fact and conclusions of law. The award shall be filed with the AAA and mailed to the parties no later than thirty (30) days after the last day of testimony at the arbitration hearing. The panel shall have authority to issue any lawful relief that is just and equitable, except punitive damages. The award shall state that it dissolves and supersedes any provisional remedies entered pursuant to Subsection (g) below.

          (g)   Provisional Remedies. Pending the selection of the arbitration panel, upon request of a party, the AAA may appoint a retired judge to serve as a provisional arbitrator to rule on any motion for preliminary relief. Any preliminary relief ordered by the provisional arbitrator may be immediately entered in any federal or state court having jurisdiction thereof even though the decision on the underlying dispute may still be pending. Once constituted, the arbitration panel may, upon request of a party, issue a superseding order to modify or reverse such preliminary relief or may itself order preliminary relief pending a full hearing on the merits of the underlying dispute. Any such initial or superseding order of preliminary relief may be immediately entered in any federal or state court having jurisdiction thereof even though the decision on the underlying dispute may still be pending. Such relief may be granted by the appointed arbitrator or the arbitration panel only after notice to and opportunity to be heard by the opposing party. Such awards of preliminary relief shall be in writing and, if ordered by a panel of three arbitrators, must be signed by at least two of the panel members.

          (h)   Entry of Award by Court. The arbitration panel's arbitration award shall be final. The parties agree and consent that judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

          (i)    Costs and Attorney's Fees. The prevailing party shall be entitled to recover its costs and reasonable attorneys' fees, and the party losing the arbitration shall pay all expenses and fees of the AAA, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrators, and the fees, costs, and expenses of the arbitrators. The arbitration panel shall designate the prevailing party for these purposes.

        Section 13.10 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California applicable to contracts made and to be performed wholly within the State of California by residents of the State of California, provided that federal law, including the federal Arbitration Act, shall govern all issues concerning the validity, enforceability and interpretation of the arbitration provision set forth in Section 13.9 hereof. Any action or proceeding arising under this Agreement shall be adjudicated in Los Angeles, California.

        Section 13.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement.

        Section 13.12 Consents Not Unreasonably Withheld. Wherever the consent or approval of any party is required under this Agreement, such consent or approval shall not be unreasonably withheld, unless such consent or approval is to be given by such party at the sole or absolute discretion of such party or is otherwise similarly qualified.

        Section 13.13 Time Is of the Essence. Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement. The parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to each party's execution of this Agreement.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

Buyer:
PPS HOLDING COMPANY
By:	/s/ DOUGLAS L. POLSON
Name:	Douglas L. Polson
Title:	President
Seller:
SOUTHERN CALIFORNIA EDISON COMPANY
By:	/s/ ROBERT G. FOSTER
Name:	Robert G. Foster
Title:	President

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